Exhibit 10.10

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.

Execution Version

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of March 27, 2024 (the “Execution Date”) by and between Maze Therapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Maze”) and Shionogi & Co., Ltd., a corporation organized and existing under the laws of Japan (“Company”). Maze and Company are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Maze is a biotechnology company discovering and developing therapeutic candidates that have the potential to serve as precision medicines for rare diseases and mechanistically defined subsets of common diseases, using its Maze Platform (as defined herein), including a therapeutic candidate modulating glycogen synthase 1 (“GYS1”) for the treatment of Pompe disease.

WHEREAS, Company is a pharmaceutical company with expertise in the development, manufacturing and commercialization of pharmaceutical products.

WHEREAS, Maze desires to grant to Company, and Company desires to accept from Maze, an exclusive license with respect to certain small molecule drug products that modulate GYS1, and to perform further development, manufacturing and commercialization of such drug products, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below.

1.1 “Accounting Standard” means, with respect to a Party or its Affiliate or sublicensee, GAAP or IFRS, as such Party, Affiliate or sublicensee uses for its financial reporting obligations, in each case, consistently applied.

1.2 “Acquiring Entity” means, with respect to a Party, (a) any Third Party that first becomes an Affiliate or assignee of such Party after the Effective Date as a result of a Change of Control of such Party, and (b) all of such Third Party’s Affiliates (other than such Party and its Affiliates immediately prior to the consummation of such Change of Control).

1.3 “Actions” is defined in Section 10.2.5 (Litigation and Disputes).

1.4 “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, another Person for so long as such Person controls, is controlled by or is under common control with such other Person. For purposes of this Section 1.4 (Definition of Affiliate) only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of 50% or more of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise.

1.5 “Agreement” is defined in the preamble set forth above.

1.6 “Agreement Payment” means any payment made by a Payor to a Payee under this Agreement.

1.7 “Alliance Manager” is defined in Section 4.4 (Alliance Manager).

1.8 “Annual Net Sales” means the total Net Sales by Company, its Affiliates and its Sublicensees in the Territory for the applicable Licensed Product(s) in a particular Calendar Year, calculated in accordance with the Accounting Standard of Company, its Affiliate or Sublicensee, as applicable.

1.9 “Antitrust Counsel Only Material” is defined in Section 13.3 (HSR/Antitrust Filing Information Exchange).

1.10 “Antitrust Law” means any Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act.

1.11 “Antitrust Remedy” is defined in Section 13.1 (Efforts).

1.12 “Applicable Law” means all applicable laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including: (a) to the extent applicable, GCP, GLP and GMP; (b) all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679); and (c) written governmental interpretations, the guidance related to or the application of, any of the foregoing.

1.13 “Approved Labeling” means, with respect to a Licensed Product: (a) the Regulatory Authority-approved full prescribing information for such Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product.

1.14 “Arbitrator” is defined in Section 14.6.3(a) (Binding Arbitration).

1.15 “Assistance Periods” is defined in Section 3.1.2 (Assistance Periods).

1.16 “Audited Party” is defined in Section 7.6.2 (Audit Rights).

1.17 “Auditing Party” is defined in Section 7.6.2 (Audit Rights).

1.18 “Auditor” is defined in Section 7.6.2 (Audit Rights).

1.19 “Background IP” is defined in Section 8.1.1 (Background IP).

1.20 “Background Know-How” is defined in Section 8.1.1 (Background IP).

1.21 “Background Patents” is defined in Section 8.1.1 (Background IP).

1.22 “Base Sales” is defined in Section 7.3.5(b) (Generic Competition; Price Reduction).

1.23 “Business Day” means any calendar day other than: (a) a Saturday or Sunday or any day on which commercial banks in either San Francisco, California or Osaka, Japan are authorized or required by Applicable Law to remain closed; or (b) December 26 through December 31.

1.24 “Calendar Quarter” means each of the three-month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term will extend from the Effective Date to the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first calendar day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

1.25 “Calendar Year” means each period beginning on January 1 and ending on December 31; provided that the first Calendar Year of the Term will extend from the Effective Date to December 31 of the then-current Calendar Year, and the last Calendar Year of the Term will extend from January 1 of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.26 “Change of Control” means, with respect to a Party, from and after the Effective Date: (a) a merger or consolidation in which (i) such Party is a constituent party or (ii) an Affiliate of such Party that directly or indirectly controls such Party is a constituent party, except in the case of either clause (i) or (ii), any such merger or consolidation involving such Party or such Affiliate in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than 50% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) a parent corporation of such surviving or resulting corporation, whether direct or indirect; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or an Affiliate of such Party of all or substantially all of the assets of such Party or such Affiliate taken as a whole and whether owned directly or indirectly through Affiliates (except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of such Party existing prior to such time); or (c) any “person” or “group”, as such terms are defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, in a single transaction or series of related transactions, becomes the beneficial owner as defined under the U.S. Securities Exchange Act of 1934, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% by voting power of the then- outstanding capital stock or other equity interests of such Party or a subsidiary of such Party.

1.27 “Clinical Trial” means any clinical investigation conducted on human subjects, as that term is defined in FDA regulations at 21 C.F.R. § 312.3, or a similar clinical investigation conducted on human subjects, as defined under Applicable Law outside the United States. Without limiting the foregoing, “Clinical Trial” includes any Phase 1 Clinical Trial, Phase 1/2 Clinical Trial, Phase 2 Clinical Trial and Phase 3 Clinical Trial.

1.28 “CMC” means chemistry, manufacturing and controls.

1.29 “Code” is defined in Section 12.4.1 (Termination Right).

1.30 “Combination Product” means [***].

1.31 “Commercial Diligence Obligations” is defined in Section 6.2 (Commercial Diligence).

1.32 “Commercialization” means any and all activities directed to the commercialization of a product, including: marketing; detailing; promotion; market research; distributing; order processing; handling returns and recalls; booking sales; customer service; administering and commercially selling such product; importing, exporting and transporting such product for commercial sale; and seeking Pricing Approval of a product (if applicable), in each case, whether before or after Regulatory Approval has been obtained for such product, as well all regulatory compliance with respect to the foregoing. For clarity, [***]. When used as a verb, “Commercialize” means to engage in Commercialization.

1.33 “Commercially Reasonable Efforts” means, with respect to Company’s obligations under this Agreement, [***]. For purposes of clarity, [***].

1.34 “Company” is defined in the preamble to this Agreement.

1.35 “Company First Right Patents” is defined in Section 8.2.1(a) (First Right).

1.36 “Company Indemnitee” is defined in Section 11.1.2 (Indemnification by Maze).

1.37 “Company License” is defined in Section 2.1.1 (License to Company).

1.38 “Company Other Foreground IP” means Company Other Foreground Know- How and Company Other Foreground Patents.

1.39 “Company Other Foreground Know-How” means any Other Foreground Know- How that is first generated, conceived, discovered, created, invented or otherwise made during the Term solely by or on behalf Company or its Affiliates in the performance of activities under this Agreement.

1.40 “Company Other Foreground Patents” means any Other Foreground Patents that Cover Company Other Foreground Know-How. For clarity, [***].

1.41 “Company Program Foreground Know-How” means any Program Foreground Know-How that is first generated, conceived, discovered, created, invented or otherwise made during the Term solely by or on behalf Company or its Affiliates in the performance of activities under this Agreement.

1.42 “Company Program Foreground Patents” means any Program Foreground Patents that Cover Company Program Foreground Know-How.

1.43 “Company Reversion IP” means the Company Reversion Know-How and Company Reversion Patents.

1.44 “Company Reversion Know-How” means, with respect to a Licensed Product in the form that it exists as of the effective date of termination of this Agreement, any Company Program Foreground Know-How that is (a) Controlled by Company or any of its Affiliates as of the effective date of the termination of this Agreement and (b) actually incorporated by or on behalf of Company or its Affiliates or Sublicensees in the composition of matter, formulation of, or the method of using of such Licensed Product as of the effective date of termination of this Agreement.

1.45 “Company Reversion Patents” means, with respect to a Licensed Product in the form that it exists as of the effective date of termination of this Agreement, any Company Program Foreground Patents that (a) are Controlled by Company or any of its Affiliates as of the effective date of the termination of this Agreement and (b) Cover the composition of matter, formulation of, or the method of using such Licensed Product as of the effective date of termination of this Agreement.

1.46 “Confidential Information” means, with respect to a Disclosing Party, all confidential or proprietary information (including information communicated to the Receiving Party by or on behalf of the Disclosing Party in oral, written, visual, graphic or electronic form) Controlled by such Party, including chemical or biological materials, chemical structures, Commercialization plans, correspondence, customer lists, Research plans, Development plans, Know-How, Regulatory Materials, strategies and other information or data, in each case, that are disclosed or made available by or on behalf of such Party to the other Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary.” Notwithstanding any provision set forth in this Agreement to the contrary: (a) (i) the Program Foreground Know-How and Company Other Foreground Know-How, and (ii) any reports provided by or on behalf of Company to Maze pursuant to Section 4.3 (Diligence Updates) or Section 7.4 (Royalty Payments and Reporting), in each case ((i) and (ii)), will be considered the Confidential Information of Company; (b) the Maze Platform Know-How will be considered the Confidential Information of Maze; and (c) any non-public Licensed Know-How and the terms of this Agreement will be considered the Confidential Information of both Parties.

1.47 “Control” means, with respect to any particular (a) item of Know-How, Patent or other intellectual property right or Regulatory Material, or (b) product or component thereof, the possession by the Person granting the applicable right, license, sublicense, access, right to use, right of reference or release to the other Person as provided herein of the power and authority (whether arising by sole, joint or other ownership interest, license, sublicense or other authorization, but in any case other than by operation of the licenses granted to a Party in this Agreement) to grant a license, sublicense, access, right to use, right of reference or release (as applicable) to (i) in the case of the foregoing clause (a), such Know-How, Patent or other intellectual property right or Regulatory Material, or (ii) in the case of the foregoing clause (b), Patents that Cover or proprietary Know-How or other intellectual property rights that are incorporated in or embody such product or component, in each case ((i) and (ii)), of the scope granted to such other Party in this Agreement without giving rise to any violation of the term of any written agreement with any Third Party existing at the time such right, license, sublicense, access, use, reference or release first comes into effect hereunder or incurring any payment obligation to such Third Party that is not subject to an agreed allocation of such payments between the Parties. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding the foregoing, in the event a Party or its Affiliate undergoes a Change of Control, then such Party or its Affiliate will not be deemed to “Control” any Know-How, Patents, or other intellectual property rights or Regulatory Materials of an Acquiring Entity or other successor-in-interest of such Party or Affiliate as a result of such Change of Control unless (A) prior to the consummation of such Change of Control, such acquired Party (or Affiliate) also Controlled such Know-How, Patents, or other intellectual property rights or Regulatory Materials of such Acquiring Entity or other successor-in-interest, (B) such Know-How, Patents, or other intellectual property rights or Regulatory Materials were conceived, developed or otherwise arises from participation by employees or consultants of such Acquiring Entity or other successor-in-interest in the performance of activities under this Agreement after such Change of Control, or (C) such Know- How, Patents, or other intellectual property rights or Regulatory Materials were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates uses such Know-How, Patents, or other intellectual property rights or Regulatory Materials in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((A) through (C)), such Know-How, Patents, or other intellectual property rights or Regulatory Materials will be “Controlled” by such Party for purposes of this Agreement.

1.48 “Cover” means, with reference to a claim in a Patent or to a Valid Claim, as applicable, and a subject matter at issue (including any composition of matter, compound or product, or uses thereof), that the Research, Development, Manufacture, Commercialization, making, using, offering to sell, selling, importing, exporting or other Exploitation of such subject matter would infringe such claim or Valid Claim in the country in which such activity occurs without a license thereto or ownership thereof.

1.49 “Cure Period” is defined in Section 12.2.1 (Termination Right).

1.50 “Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees and other reasonable out-of-pocket costs in connection therewith).

1.51 “Derivatives” means [***].

1.52 “Development” means clinical drug development activities and other development activities with respect to a product, including: Clinical Trials (and other trials commenced after Regulatory Approval); test method development and stability testing; toxicology and other non- clinical studies; formulation; process development; qualification; validation; quality assurance and quality control; statistical analysis and report writing; the preparation and submission of INDs and MAAs; medical and regulatory affairs with respect to the foregoing; and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval for a product. For clarity, [***].

1.53 “Development Diligence Obligations” is defined in Section 4.2 (Development Diligence).

1.54 “Development Milestone Event” is defined in Section 7.2.1(a) (Development Milestone Payments).

1.55 “Development Milestone Payment” is defined in Section 7.2.1(a) (Development Milestone Payments).

1.56 “Disclosing Party” is defined in Section 9.1 (Nondisclosure).

1.57 “Dispute” is defined in Section 14.6.2 (Dispute Escalation).

1.58 “DOJ” is defined in Section 13.2 (Filings).

1.59 “Dollars” or “$” means the legal tender of the United States.

1.60 “Effective Date” means the later of: (a) if a determination is made pursuant to Section 13.2 (Filings) that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for this Agreement, the date of such determination; or (b) if a determination is made pursuant to Section 13.2 (Filings) that an HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable waiting periods as required under any other Antitrust Law, in each case, with respect to the transactions contemplated by this Agreement, have expired or have been terminated.

1.61 “Electronic Delivery” is defined in Section 14.11 (Counterparts).

1.62 “EMA” is defined in Section 1.177 (Definition of Regulatory Authority).

1.63 “Enforcing Party” means the Party that is responsible for enforcement with respect to a given Patent under Section 8.3.2(a) (Company First Right Patents) or Section 8.3.2(b) (Maze Other Foreground Patents), as applicable.

1.64 “EU” means all countries that are officially recognized as member states of the European Union at any particular time.

1.65 “Execution Date” is defined in the preamble to this Agreement.

1.66 “Executive Officer” means: (a) with respect to Maze, [***]; and (b) with respect to Company, [***].

1.67 “Existing Contractor” is defined in Section 3.1.1 (Transition Assistance).

1.68 “Exploit” means to make, have made, use, import, export, offer to sell, sell, Research, Develop, Manufacture, perform medical affairs activities for, Commercialize, or otherwise exploit. “Exploitation” will be construed accordingly.

1.69 “Extraneous Maze Platform Know-How” is defined in Section 3.4 (Know-How and Material Transfer).

1.70 “FCPA” means the United States Foreign Corrupt Practices Act (15 U.S.C. § 78dd- 1, et seq.).

1.71 “FDA” is defined in Section 1.177 (Definition of Regulatory Authority).

1.72 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., and the rules, regulations, guidance, guidelines and requirements promulgated or issued thereunder.

1.73 “Field” means any and all uses or purposes, including the treatment, prophylaxis, palliation, diagnosis or prevention of any human or animal disease, disorder or condition.

1.74 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product for monetary value in such country for use or consumption by the general public following receipt of all Regulatory Approvals (excluding any Pricing Approvals) that are required in order to sell such Licensed Product in such country and for which any of Company or its Affiliates or Sublicensees has invoiced sales of such Licensed Product in such country.

1.75 “Force Majeure Event” is defined in Section 14.3 (Force Majeure).

1.76 “Foreground IP” means Foreground Know-How and Foreground Patents.

1.77 “Foreground Know-How” means any Know-How that is first generated, conceived, created, invented or otherwise made during the Term by or on behalf of either or both Parties or their respective Affiliates in the performance of activities under this Agreement.

1.78 “Foreground Patents” means any Patents that Cover any Foreground Know-How.

1.79 “FTC” is defined in Section 13.2 (Filings).

1.80 “FTE” means the equivalent of the work of one duly qualified employee of Maze full time for one year (consisting of a total of [***] working hours per year) carrying out scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by Maze for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.81 “FTE Rate” means $[***] per FTE per Calendar Year, which for the Calendar Year ending on December 31, 2024 will be pro-rated for the period beginning on the Effective Date and ending on December 31, 2024.

1.82 “GAAP” means the U.S. generally accepted accounting principles.

1.83 “GCP” means all applicable then-current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials as are promulgated by applicable Regulatory Authorities in the relevant country that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity and confidentiality of trial subjects, including, as applicable: (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), as may be applicable from time to time; (b) as set forth in the Declaration of Helsinki (2004), as last amended at the 52nd World Medical Association in October 2000, as may be applicable from time to time; (c) as set forth in the U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time, to the extent such standards are not less stringent than United States GCP.

1.84 “Generic Competition” means, with respect to a Licensed Product in a country in the Territory, the sale of one or more Generic Product(s) of such Licensed Product in such country.

1.85 “Generic Product” means, with respect to a Licensed Product in a country in the Territory, a pharmaceutical product that: (a) is approved for use in such country pursuant to a regulatory approval process governing approval of a generic product of such Licensed Product based on the then-current standards for Regulatory Approval in such country, based upon all or part of the clinical data generated by the Parties pursuant to this Agreement or obtained using an abbreviated, expedited or other process; and (b) is sold in the same country as such Licensed Product by any Third Party that (i) is not a Sublicensee (other than a Sublicensee that has been granted a sublicense to any Licensed Product by Company solely in connection with any settlement arising from the introduction of a generic product) and (ii) did not purchase such pharmaceutical product in a chain of distribution that included any of Company, its Affiliates or its Sublicensees.

1.86 “Global Trade Control Laws” means all Applicable Laws governing economic and trade sanctions, export and import control, and other similar Applicable Laws in any other jurisdiction which is the subject of this Agreement, including the U.S. Export Administration Regulations (the “EAR”); the U.S. International Traffic in Arms Regulations (the “ITAR”); the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control; European Union (EU) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU council sanctions regulations, as implemented in EU member states; United Nations sanctions policies, all relevant regulations and legislative instruments made under any of the above and other relevant economic sanctions, export and import control laws, and other laws, regulations, legislation, orders and requirements imposed by a relevant Governmental Authority.

1.87 “GLP” means all applicable then-current good laboratory practice standards as are promulgated by applicable Regulatory Authorities in the relevant country or other jurisdiction, including: (a) in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, as may be applicable from time to time; and (b) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities outside the United States, as may be applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GLP.

1.88 “GMP” means all applicable then-current good manufacturing practice standards as are promulgated by applicable Regulatory Authorities in the relevant country or other jurisdiction, including, as applicable, as promulgated under and in accordance with: (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, as may be applicable from time to time; (b) European Directive 2003/94/EC and EudraLex 4, as may be applicable from time to time; (c) the principles detailed in the International Conference on Harmonization’s Q7 Guideline, as may be applicable from time to time; and (d) the equivalent practices, standards and regulations promulgated or endorsed by the applicable Regulatory Authorities elsewhere in the Territory, as may be applicable from time to time, to the extent such practices, standards and regulations are not less stringent than United States GMP.

1.89 “Governmental Authority” means any: (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including any arbiter). Governmental Authorities include all Regulatory Authorities.

1.90 “Governmental Restriction” is defined in Section 14.3 (Force Majeure).

1.91 “GYS1” is defined in the Recitals.

1.92 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a), and the rules and regulations promulgated thereunder.

1.93 “HSR/Antitrust Filing” means: (a) a filing by Maze and a filing by Company with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto; or (b) any comparable filing by Maze or Company required under any other Antitrust Law, in each case ((a) or (b)), with respect to the transactions contemplated by this Agreement.

1.94 “IFRS” means the International Financial Reporting Standards.

1.95 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND will include, to the extent applicable, any foreign counterpart of the foregoing filed with a Regulatory Authority outside the U.S. for the investigation of a product in any other country or group of countries (such as a Clinical Trial application in the EU, United Kingdom or Japan) in conformance with the requirements of such Regulatory Authority.

1.96 “Indemnification Claim Notice” is defined in Section 11.2.1 (Notice).

1.97 “Indemnitee” is defined in Section 11.2.1 (Notice).

1.98 “Indemnitor” is defined in Section 11.2.1 (Notice).

1.99 “Infringement” is defined in Section 8.3.1 (Notification).

1.100 “Initiation” means, with respect to any Clinical Trial, the first patient dosed for the first time in such Clinical Trial.

1.101 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived or reduced to practice.

1.102 “JAMS” is defined in Section 14.6.3 (Binding Arbitration).

1.103 “Joint Other Foreground IP” means Joint Other Foreground Know-How and Joint Other Foreground Patents.

1.104 “Joint Other Foreground Know-How” means any Other Foreground Know-How that is first generated, conceived, discovered, created, invented or otherwise made during the Term jointly by or on behalf of Company or its Affiliates, on the one hand, and by or on behalf of Maze or its Affiliates, on the other hand, in the performance of activities under this Agreement.

1.105 “Joint Other Foreground Patents” means any Other Foreground Patents that Cover Joint Other Foreground Know-How. For clarity, [***].

1.106 “Joint Program Foreground IP” means Joint Program Foreground Know-How and Joint Program Foreground Patents.

1.107 “Joint Program Foreground Know-How” means any Program Foreground Know-How that is first generated, conceived, discovered, created, invented or otherwise made during the Term jointly by or on behalf of Company or its Affiliates, on the one hand, and by or on behalf of Maze or its Affiliates, on the other hand, in the performance of activities under this Agreement.

1.108 “Joint Program Foreground Patents” means any Program Foreground Patents that Cover Joint Program Foreground Know-How.

1.109 “Know-How” means: algorithms; data; information; Inventions; improvements; knowledge; methods (including methods of use or administration or dosing); practices; results; software; techniques; trade secrets; technology; analytical and quality control data; analytical methods, including applicable reference standards; assays; preclinical models; biomarkers; batch records; chemical structures and formulations; crystallization methods; X-ray diffraction data and analyses; compositions of matter; materials (including biological materials); formulae; synthesis route; manufacturing data; in-vitro and in-vivo pharmacological, toxicological and clinical test data and results; processes; reports; research data; research tools; sequences; standard operating procedures and techniques; in each case, whether patentable or not, and, in each case, tangible manifestations thereof.

1.110 “Licensed Compound” means:

(a) MZE001 and any other small molecule compound disclosed in the Licensed Patents set forth on Schedule 1.113 (Licensed Patents), and any Derivatives of any the foregoing described in this subsection (a);

(b) [***]; and

(c) [***]:

(i) [***], or

(ii) [***] (any such compound, a “Maze-Developed Licensed Compound”), or

(iii) [***] (any such compound a “Company-Developed Licensed Compound”); and

Further, this subsection (c) will also include any Derivatives of any of the foregoing described in this subsection (c).

1.111 “Licensed Know-How” means any Know-How, including the Know-How set forth on Schedule 1.111 (Licensed Know-How), Controlled by Maze or any of its Affiliates as of the Execution Date or at any time during the Term that is (a) related to any Licensed Compound or Licensed Product or (b) otherwise reasonably necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Licensed Compound or Licensed Product.

1.112 “Licensed Materials” means any assays, biological substances (and any constituents, progeny, mutants, derivatives, or replications thereof or therefrom), chemical compounds, or other tangible materials, including those listed on Schedule 1.112 (Licensed Materials), Controlled by Maze or any of its Affiliates as of the Execution Date or at any time during the Term that are (a) related to any Licensed Compound or Licensed Product or (b) otherwise reasonably necessary for the Research, Development, Manufacture, Commercialization or other Exploitation of any Licensed Compound or Licensed Product.

1.113 “Licensed Patents” means any Patents Controlled by Maze or any of its Affiliates as of the Execution Date or at any time during the Term that: (a) Cover any Licensed Compound or Licensed Product or (b) are otherwise reasonably necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Licensed Compound or Licensed Product. All Licensed Patents existing as of the Execution Date are set forth on Schedule 1.113 (Licensed Patents).

1.114 “Licensed Product” means any pharmaceutical preparation in final form containing one or more Licensed Compounds, alone or in combination with one or more Other Active Ingredients.

1.115 “Licensed Product Mark” is defined in Section 8.5 (Trademarks).

1.116 “Licensed Technology” means Licensed Know-How, Licensed Materials and Licensed Patents.

1.117 “LOPD” means Pompe disease that first appears in the patient after the age of one, also referred to as late-onset (or adult-onset or juvenile-onset) Pompe disease (as differentiated from the infantile form of Pompe disease that first appears in the patient before the age of one, also referred to as infantile-onset Pompe disease).

1.118 “MAA” means a Marketing Authorization Application or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical or biological product, in a country or in a group of countries.

1.119 “Major Markets” means each of the United States, Japan, France, Germany, Italy, Spain and the United Kingdom.

1.120 “Manufacture” means all activities related to the manufacturing of a compound or product or any component or ingredient thereof, including: (a) the production, manufacture, having manufactured, processing, filling, finishing, packaging, labeling, shipping and holding of product or any intermediate thereof; and (b) process development; process qualification and validation; scale-up; commercial manufacture; analytic development; product characterization; stability testing; and quality assurance and quality control. “Manufactured” and “Manufacturing” have their correlative meanings.

1.121 “Manufacturing Assistance” is defined in Section 3.1.2 (Assistance Periods).

1.122 “Maze” is defined in the preamble to this Agreement.

1.123 “Maze Background Know-How” means any Background Know-How that is Controlled by Maze or any of its Affiliates as of the Effective Date or thereafter during the Term. For clarity, [***].

1.124 “Maze CMO” means any Third Party contract manufacturing organization or other contractor involved in the Manufacture of Licensed Compounds or Licensed Products, whether prior to or following the Execution Date.

1.125 “Maze Existing Mark” is defined in Section 8.5 (Licensed Product Marks).

1.126 “Maze Indemnitee” is defined in Section 11.1.1 (Indemnification by Company).

1.127 “Maze License” is defined in Section 2.1.2 (License to Maze).

1.128 “Maze Other Foreground IP” means Maze Other Foreground Know-How and Maze Other Foreground Patents.

1.129 “Maze Other Foreground Know-How” means any Other Foreground Know-How that is first generated, conceived, created, invented or otherwise made during the Term solely by or on behalf of Maze or its Affiliates in the performance of activities under this Agreement.

1.130 “Maze Other Foreground Patents” means any Other Foreground Patents that Cover Maze Other Foreground Know-How. For clarity, [***].

1.131 “Maze Platform” means Maze’s proprietary platform known as the “Maze CompassTM” platform, which consists of [***].

1.132 “Maze Platform Know-How” means any non-public Maze Background Know- How that (a) that solely relates to the Maze Platform, and (b) is not reasonably necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Licensed Compound.

1.133 “Maze Program Foreground IP” means Maze Program Foreground Know-How and Maze Program Foreground Patents.

1.134 “Maze Program Foreground Know-How” means any Program Foreground Know-How that is first generated, conceived, discovered, created, invented or otherwise made during the Term solely by or on behalf of Maze or its Affiliates in the performance of activities under this Agreement.

1.135 “Maze Program Foreground Patents” means any Program Foreground Patents that Cover Maze Program Foreground Know-How.

1.136 “Maze-Developed Licensed Compound” is defined in Section 1.110 (Definition of Licensed Compound).

1.137 “MHRA” is defined in Section 1.177 (Definition of Regulatory Authority).

1.138 “Milestone Event” means any Development Milestone Event or Sales Milestone Event.

1.139 “Milestone Payment” means any Development Milestone Payment or Sales Milestone Payment.

1.140 “MZE001” means the small molecule compound set forth on Schedule 1.140 (MZE001) and any Derivatives thereof.

1.141 “NDA” means, with respect to a pharmaceutical product, a New Drug Application submitted to the FDA in accordance with the FFDCA, and the rules and regulations promulgated thereunder, or any foreign counterpart to the foregoing filed with any Regulatory Authority outside the United States in conformance with the requirements of such Regulatory Authority.

1.142 “Net Sales” means[***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***];

(h) [***]; and

(i) [***].

Any of the deductions listed above that involves a payment by Company, its Affiliates or its Sublicensees will be taken as a deduction in [***] in which the payment is accrued by such entity. Net Sales will not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes, compassionate use or as samples, in each case, without charge. Company’s, its Affiliates’ or its Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee will not result in any Net Sales unless the transferee is the last Person in the distribution chain of the Licensed Product.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by [***].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, and similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Subject to the above, Net Sales will be calculated in accordance with applicable Accounting Standards.

1.143 “New License Agreement” is defined in Section 12.5.3 (Sublicense Survival).

1.144 “Non-Enforcing Party” means the Party that is not responsible for enforcement with respect to a given Patent under Section 8.3.2(a) (Company First Right Patents) or Section 8.3.2(b) (Maze Other Foreground Patents), as applicable.

1.145 “Non-Prosecuting Party” is defined in Section 8.2.4 (Review and Comment).

1.146 “Notice of Dispute” is defined in Section 14.6.2 (Dispute Escalation).

1.147 “Other Active Ingredient” means any active pharmaceutical or biological ingredient that is not a Licensed Compound.

1.148 “Other Components” means any Other Active Ingredients, diagnostic tools, devices, excipients, delivery systems or services.

1.149 “Other Foreground IP” means Other Foreground Know-How and Other Foreground Patents.

1.150 “Other Foreground Know-How” means any Foreground Know-How that is not Program Foreground Know-How.

1.151 “Other Foreground Patents” means any Foreground Patents that are not Program Foreground Patents.

1.152 “Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards), other than employees of such Party or its Affiliates.

1.153 “Outside Date” means that date that is [***] after the Execution Date.

1.154 “Party” is defined in the preamble to this Agreement.

1.155 “Patent” means: (a) any patent or patent application in any country or supranational jurisdiction worldwide, including any provisional patent application; (b) any application claiming priority to any such patent or patent application or any substitution, divisional, continuation, continuation-in-part, reissue, renewal, registration, confirmation or the like of any such patent or patent application; or (c) any extension or restoration by any existing or future extension or restoration mechanism, including revalidation, reissue, re-examination or extension, including any supplementary protection certificate of any of the foregoing.

1.156 “Payee” means a Party receiving a payment under this Agreement.

1.157 “Payor” means a Party owing or making a payment under this Agreement.

1.158 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority or any other entity not specifically listed herein.

1.159 “Phase 1 Clinical Trial” means a Clinical Trial which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to get information on product safety, tolerability, immunogenicity, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the foreign equivalent thereof).

1.160 “Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol, where the Phase 1 Clinical Trial portion is performed first to: (a) establish initial safety, tolerability, pharmacokinetic and pharmacodynamic information for the Licensed Product as a monotherapy or in combination with another agent; or (b) determine the maximum tolerable dose of such Licensed Product in subjects, and the Phase 2 Clinical Trial portion is performed second to further evaluate safety or efficacy of such Licensed Product as a monotherapy or in combination with another agent in subjects treated with a selected dose.

1.161 “Phase 2 Clinical Trial” means a single randomized, placebo or active controlled Clinical Trial, the principal purposes of which are the evaluation of the efficacy of such product for a particular indication in the target patient population and a determination of the common side effects and risks associated with the product in the dosage range to be prescribed and to obtain sufficient information about the efficacy for such pharmaceutical or biological product in the disease or condition being studied to permit the design and dose of such product in a Phase 3 Clinical Trial, and otherwise consistent with 21 C.F.R. §312.21(b) (or the foreign equivalent thereof). For purposes of this Agreement, “Phase 2 Clinical Trial” will exclude in all cases any Phase 1/2 Clinical Trial.

1.162 “Phase 3 Clinical Trial” means a controlled Clinical Trial of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for a MAA for such Licensed Product without the need for additional Clinical Trials, and otherwise consistent with the requirements of US 21 C.F.R. § 312.21(c) (or the foreign equivalent thereof).

1.163 “Pivotal Clinical Trial” means a controlled Clinical Trial that is prospectively designed to demonstrate statistically that a product is safe and effective for use in a particular indication in a manner sufficient to evaluate the overall benefit-risk relationship of the product and to provide an adequate basis for physician labeling, and which, at the time of the initiation of such Clinical Trial, is intended and expected to be the primary basis for Regulatory Approval by the MHRA, EMA, the PMDA or the FDA of such product for such indication, based on discussions with the relevant Regulatory Authority. For clarity, [***].

1.164 “PMDA” is defined in Section 1.177 (Definition of Regulatory Authority).

1.165 “Pompe disease” means Glycogen storage disease type II or Pompe disease (OMIM Entry # 232300), is a lysosomal storage disease characterized by the accumulation of glycogen primarily in muscle tissue.

1.166 “Post-Termination Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time that commences upon the First Commercial Sale by Maze (as such term is applied mutatis mutandis to Maze and a Licensed Product) of such Licensed Product in such country and ends upon the latest of: (a) the expiration of the later of (i) the last Valid Claim for such Licensed Product in such country or (ii) the last Valid Claim (as such term is applied mutatis mutandis to the Company Reversion Patents licensed by Company to Maze under Section 12.5.5(a) (License to Maze)) for such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country or (c) 10 years after the First Commercial Sale of such Licensed Product in such country.

1.167 “Pricing Approval” means any approval, agreement, determination or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.168 “Program Foreground IP” means Program Foreground Know-How and Program Foreground Patents.

1.169 “Program Foreground Know-How” means any Foreground Know-How that is reasonably related to the Research, Development, Manufacture, Commercialization or other Exploitation of any (a) Licensed Compound or (b) Licensed Product.

1.170 “Program Foreground Patents” means any Foreground Patents that (a) Cover Program Foreground Know-How or (b) are otherwise reasonably related to the Research, Development, Manufacture, Commercialization or other Exploitation of any (i) Licensed Compound or (ii) Licensed Product.

1.171 “Prosecuting Party” is defined in Section 8.2.4 (Review and Comment).

1.172 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, derivations, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates with respect to such Patent and the like. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.173 “Public Official or Entity” means: (a) any officer, employee (including physician, hospital administrator, or other healthcare professional), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or public international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (b) any candidate for political office, any political party or any official of any political party; or (c) any other person acting in an official capacity for or on behalf of any of the foregoing.

1.174 “Publication” is defined in Section 9.8 (Publications).

1.175 “Receiving Party” is defined in Section 9.1 (Nondisclosure).

1.176 “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular indication in a country or other jurisdiction (including separate Pricing Approvals, as necessary to maximize the commercial potential of the applicable Licensed Product), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

1.177 “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU, the Medicines and Healthcare products Regulatory Agency (and any successor entity thereto) (the “MHRA”) in the United Kingdom, the Pharmaceutical and Medical Device Agency in Japan (and any successor entity thereto) (the “PMDA”) or any health regulatory authority in any country or other jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development, manufacture, commercialization or other exploitation of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such country or other jurisdiction.

1.178 “Regulatory Exclusivity” means, with respect to a Licensed Product, any rights or protections which are recognized, afforded or granted by the FDA or any other Regulatory Authority in any country or other jurisdiction in the Territory, in association with the Regulatory Approval of the Licensed Product, providing the Licensed Product: (a) a period of marketing exclusivity, during which a Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a MAA or similar regulatory submission, submitted by a Third Party seeking to market a Generic Product of such Licensed Product; or (b) a period of data exclusivity, during which a Third Party seeking to market a Generic Product of such Licensed Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, the Licensed Product’s clinical dossier or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Licensed Product to support the submission, review or approval of an NDA or similar regulatory submission before the applicable Regulatory Authority.

1.179 “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals), Regulatory Approvals and other submissions that are or have been made to or with any Regulatory Authority, including drug master files, for Research, Development (including the conduct of Clinical Trials), Manufacture, Commercialization or other Exploitation of a pharmaceutical or biological product in a regulatory jurisdiction, together with all related correspondence made to or received from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each NDA, MAA, IND and foreign equivalents of any of the foregoing.

1.180 “Research” means any pre-clinical research activities (including target validation, drug discovery, identification or synthesis) with respect to a given target, pharmaceutical product, biological product, or active pharmaceutical or biological ingredient with respect to the foregoing.

1.181 “Residual Knowledge” means intangible Know-How relating to the activities of the Parties with respect to the Research, Development, Manufacture, Commercialization or other Exploitation of Licensed Compounds or Licensed Products in the Field in the Territory as and to the extent set forth in this Agreement (or otherwise to this Agreement) retained in the unaided memories of any employees or contractors of a Party or any of its Affiliates or Sublicensees.

1.182 “Reversion Royalties” is defined in Section 12.5.5(b) (Reversion Royalties).

1.183 [***].

1.184 “[***].

1.185 “Royalty Report” is defined in Section 7.4 (Royalty Payments and Reporting).

1.186 “Royalty Term” means, on a Licensed Product-by-Licensed Product and country- by-country basis, the period of time that commences upon the First Commercial Sale of such Licensed Product in such country and ends upon the latest of: (a) the expiration of the last Valid Claim for such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country or (c) 11 years after the First Commercial Sale of such Licensed Product in such country.

1.187 “Rules” is defined in Section 14.6.3 (Binding Arbitration).

1.188 “Sales Before Generic Competition” is defined in Section 7.3.5(b) (Generic Competition; Price Reduction).

1.189 “Sales Milestone Event” is defined in Section 7.2.2(a) (Sales Milestone Payments).

1.190 “Sales Milestone Payment” is defined in Section 7.2.2(a) (Sales Milestone Payments).

1.191 “Securities Regulator” is defined in Section 9.3.1(a) (Disclosure).

1.192 [***].

1.193 [***].

1.194 [***].

1.195 “Sublicensee” means, with respect to Company, a Third Party to whom Company has granted a sublicense or license in accordance with Section 2.2 (Sublicensing), either directly or indirectly, in each case, of the rights licensed to Company by Maze pursuant to this Agreement, to Research, Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Compound or Licensed Product in the Field in the Territory, but excluding: (a) any Third Party acting as a distributor and (b) Maze and any of its Affiliates.

1.196 “Targeted Approval” means (a) the first Regulatory Approval for a Licensed Product providing in the indications section of the Approved Labeling for the use of the Licensed Product as a monotherapy for the treatment of LOPD, or (b) the first Regulatory Approval for a Licensed Product providing in the indications section of the Approved Labeling for the use of the Licensed Product as an add-on therapy for the treatment of LOPD when used in a treatment regimen together with another pharmaceutical drug that is also indicated for the treatment of LOPD. For the avoidance of doubt, if the other necessary conditions provided in the foregoing are met, then the Parties acknowledge and agree that the foregoing can be satisfied if the indications section of the Approved Labeling for the use of the Licensed Product does not differentiate between or expressly identify late-onset and infantile-onset forms of Pompe disease and thereby indicates approved labeled use for all forms of the disease, including LOPD.

1.197 “Taxes” is defined in Section 7.5.3(a) (Generally).

1.198 “Term” is defined in Section 12.1 (Term; Expiration).

1.199 “Territory” means worldwide.

1.200 “Third Party” means any Person other than Maze or Company that is not an Affiliate of Maze or of Company.

1.201 “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

1.202 “Third Party Infringement” is defined in Section 8.4.1 (Notification).

1.203 “Third Party IP” is defined in Section 7.3.6 (By Company).

1.204 “Third Party IP Payments” is defined in Section 7.3.6 (By Company).

1.205 [***].

1.206 “Threshold Activity” means, [***].

1.207 “Transition Assistance Leader” is defined in Section 3.1.1 (Transition Assistance).

1.208 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.209 “Valid Claim” means, on a country-by-country basis, any: (a) composition of matter claim that Covers the applicable Licensed Compound or applicable Licensed Product; or (b) method of use claim that Covers the use of the applicable Licensed Product, in either case of (a) or (b) in an issued and unexpired patent within the Licensed Patents, which has not been finally held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, or which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

ARTICLE 2

LICENSES

2.1 License Grants.

2.1.1 License to Company. Subject to the terms and conditions of this Agreement, Maze and its Affiliates hereby grant to Company an exclusive (even as to Maze and its Affiliates, subject to Section 2.1.2 (License to Maze)), royalty-bearing, transferrable (to the extent permitted under Section 14.4 (Assignment)) and sublicensable (through multiple tiers in accordance with Section 2.2 (Sublicensing)) license under the Licensed Technology to Research, Develop, Manufacture, Commercialize and otherwise Exploit Licensed Compounds and Licensed Products (but excluding any Other Components Controlled by Maze or its Affiliates) in the Field in the Territory (the “Company License”).

2.1.2 License to Maze. Subject to the terms and conditions of this Agreement, Company hereby grants to Maze a non-exclusive, worldwide, transferrable (to the extent permitted under Section 14.4 (Assignment)) sublicense under the Company License solely to the extent necessary for Maze to perform its obligations under this Agreement (the “Maze License”).

2.2 Sublicensing.

2.2.1 Right to Sublicense. Subject to the terms and conditions of this Agreement, Company will have the right, without Maze’s consent, to (a) exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates and (b) subject to [***], grant sublicenses (whether directly or through multiple tiers) under the Company License to one or more Third Parties.

2.2.2 Sublicensing Requirement. The following terms will apply to each sublicense granted by either Party: (a) any such permitted sublicense will be consistent with and subject to the terms and conditions of this Agreement and (b) such Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of such sublicensed Affiliate or Third Party, as applicable, as if such Affiliate or Third Party, as applicable, were such Party hereunder.

2.3 Residual Knowledge. Notwithstanding any provision to the contrary in this Agreement, the use or disclosure of Residual Knowledge by any employee, director, officer, advisor, consultant or agent of a Party or any of its Affiliates shall not violate the confidentiality, non-use and non-disclosure obligations set forth in this Agreement; provided that if such Residual Knowledge constitutes the Confidential Information of the Disclosing Party (a) such employee, director, officer, advisor, consultant or agent of the Receiving Party did not, and the Receiving Party or any of its Affiliates did not direct or encourage (whether directly or indirectly) such employee, director, officer, advisor, consultant or agent to intentionally memorize or retain such Residual Knowledge, and (b) the terms of this Section 2.3 (Residual Knowledge) do not comprise a grant of any license or other right to practice any Patents of a Party and do not limit or diminish the financial obligations set forth in Article 7 (Financial Terms) during the Term.

2.4 No Implied Licenses. Each Party retains all rights under Patents, Know-How or other intellectual property rights Controlled by such Party which are not expressly granted to the other Party pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party or any of its Affiliates, as a result of this Agreement, obtain any ownership interest, license or other right in or to any Patents, Know-How or other intellectual property rights of the other Party, including tangible or intangible items owned, Controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time, in each case, pursuant to this Agreement.

2.5 [***].

2.6 Maze Non-Compete. Except as otherwise expressly permitted under this Agreement, during the period of time beginning on the Effective Date and continuing during the Term until [***] after the First Commercial Sale of the first Licensed Product anywhere in the Territory, neither Maze nor any of its Affiliates shall alone or with or through any Third Party Research, Develop, Manufacture or Commercialize anywhere in the Territory any compound or product having Threshold Activity against GYS1 and that is designed or intended to treat or prevent or labelled for (or where a label is sought in a Regulatory Approval for) treatment or prevention of Pompe disease. The foregoing restrictions shall not apply to an Acquiring Entity of Maze so long as such Acquiring Entity complies with the requirements provided in the subsequent sentence. [***].

ARTICLE 3

ASSISTANCE; TRANSITION

3.1 Assistance.

3.1.1 Transition Assistance. Following the Effective Date, Maze shall, and shall cause its Affiliates and Third Party contractors involved in Research, Development (including regulatory) or Manufacturing matters related to such Licensed Compounds or Licensed Products to, cooperate with Company and its designees and provide assistance to Company and its designees to transition to Company and its designees the Research, Development, Manufacture, Commercialization and other Exploitation of the Licensed Compounds and Licensed Products, as and to the extent reasonably requested by Company. Without limiting the foregoing, Maze shall: (a) provide Company and its designees assistance with respect to transition matters for the Research, Development (including regulatory) and Manufacturing related to such Licensed Compounds or Licensed Products; and (b) provide Company and its designees with reasonable access by teleconference or in-person meetings (as mutually agreed upon) to Maze personnel and personnel of Maze’s Affiliates and Third Party contractors (including each Maze CMO) involved in Research, Development (including regulatory) or Manufacturing matters related to such Licensed Compounds or Licensed Products (an “Existing Contractor”) to assist with the transition and answer questions related to such Licensed Compounds or Licensed Products; provided that such Maze personnel, personnel of Maze’s Affiliates and Existing Contractors shall be experienced with and have adequate knowledge of the foregoing transition matters. Upon request by Company or Maze, each Party shall assign an experienced employee of such Party or its Affiliates, to act as a transition leader (each a “Transition Assistance Leader”), to lead the efforts regarding the transition matters set forth in this Section 3.1 (Assistance).

3.1.2 Assistance Periods. The assistance described in Section 3.1.1 (Transition Assistance) will generally be provided for a period of [***] following the Effective Date and, with respect to Manufacturing-related assistance only, for a period of [***] following the Effective Date (“Manufacturing Assistance”), subject in each case of the foregoing, for such longer period of time as Company requests and Maze consents to (such consent not to be unreasonably withheld, conditioned or delayed, including taking into consideration the overall passage of time and availability of personnel at Maze), including as may be necessary to fully enable the Development and Manufacture of MZE001 by or on behalf of Company in substantially the same manner and quality employed or achieved by or on behalf of Maze immediately prior to the Execution Date, (such assistance time periods, the “Assistance Periods”).

3.1.3 Assistance Costs; Limitations. Subject to the remainder of this Section 3.1 (Assistance), the assistance described in Section 3.1.1 (Transition Assistance) shall be at no additional cost to Company; provided that any Section 3.1.1 (Transition Assistance) after [***] or Manufacturing Assistance after [***] following the Effective Date shall be provided at the FTE Rate spent on the applicable portion of the transition matters set forth in Section 3.2 (Manufacturing Assistance). Notwithstanding any provision set forth in this Section 3.1.3 (Assistance) to the contrary, if such assistance could reasonably be contracted to a Third Party contract research organization other than an Existing Contractor, then Maze shall consider in good faith whether to (but shall not be required to) provide such assistance, and in the event Maze so elects to provide such assistance, then Maze shall have the right to invoice such assistance to Company at the FTE Rate. Any such invoice shall include sufficient detail so as to enable Company to confirm the accuracy of such invoice and the activities performed thereunder, and Company will remit all undisputed amounts to Maze in respect of such invoice in accordance with Section 7.5.2(Invoices).

3.2 Manufacturing Assistance.

3.2.1 The Manufacturing Assistance provided by Maze is intended to enable Company to assume responsibility for the Manufacture of the Licensed Products in the Territory in substantially the same manner and quality employed or achieved by Maze at Maze’s or any Third Party contract manufacturer’s facilities as of the Effective Date.

3.2.2 In connection with the Manufacturing Assistance, Maze shall provide, or cause to be provided, copies of all production records, standard testing methods, product specifications, standard operating procedures, technology, documents, data, manufacturing know how, intellectual property and all other information necessary for Company or its designee to establish a viable manufacturing process. For purposes of this Agreement, a “viable manufacturing process” means a manufacturing process which is validated according to cGMP and is in compliance with all Applicable Law and applicable Regulatory Materials. Upon request by Company or Maze, each Party shall assign one Transition Assistance Leader to lead the efforts regarding the Manufacturing Assistance.

3.3 Assignment of Contracts. In support of, and to help facilitate, the above assumption by Company of responsibility for the Manufacture of the Licensed Products in the Territory, upon request of Company with respect to one or more contracts that Maze has with its Third Party contractors that solely relate to the Licensed Products, Maze shall assign or use commercially reasonable efforts to obtain consent from the respective counterparty to assign, as applicable, such contracts to Company, and Company shall assume any and all such contracts so assigned.

3.4 Know-How and Material Transfer. Without limiting the provisions of Section 3.1 (Assistance), as soon as reasonably practicable following the Effective Date, and in any event, no later than [***] thereafter for transfer of copies of Licensed Know-How and no later than [***] thereafter for transfer of inventories of Licensed Materials and Licensed Product, at Company’s cost and expense (including for all Out-Of-Pocket Costs, but not FTE costs, incurred by or on behalf of Maze), Maze will provide to Company or its designee copies of all Licensed Know-How set forth on Schedule 1.111 (Licensed Know-How) and inventories of Licensed Materials and Licensed Product set forth on Schedule 1.112 (Licensed Materials and Licensed Product) provided that for [***] after the [***] following the Effective Date that Maze takes to complete the transfer of substantially all of the data and information encompassed in the Licensed Know-How, as reasonably determined by Company, each of the Assistance Periods and the time periods provided for under Section 3.1.3 shall be extended by [***]. For example, if Maze takes [***] to substantially complete the transfer of the data and information encompassed in the Licensed Know-How, the Assistance Periods shall be [***] and [***] respectively, and what had been [***] and [***] time periods under Section 3.1.3 shall instead be [***] and [***] time periods. The Parties shall cooperate and agree upon formats and procedures to facilitate the orderly and efficient exchanges of Licensed Know-How and Licensed Materials contemplated under this Section 3.4 (Know-How and Material Transfer).

3.5 Maze Platform Know-How. Maze acknowledges and confirms that Schedule 1.111 (Licensed Know-How) does not include any Maze Platform Know-How, and the Parties acknowledge and agree that in no event will Maze be required under this Agreement to provide to Company any Maze Platform Know-How; provided, however, if any Regulatory Authority requires disclosure of a limited amount of Maze Platform Know-How in order to support the Regulatory Approval of any Licensed Product, or the disclosure of a limited amount of Maze Platform Know-How is required in support of the prosecution, maintenance, enforcement or defense of any Patent licensed under this Agreement or in the defense of any Third Party claim related to the Licensed Technology, unless otherwise required by law, Maze shall reasonably consider cooperating with such request, and if Maze agrees it may disclose limited aspects of such Maze Platform Know-How solely for such purpose and the Parties shall use reasonable efforts to maintain confidentiality of any such Maze Platform Know-How, including the confidential treatment of any such Maze Platform Know-How disclosed to any Regulatory Authority or patent authority. Subject to the foregoing, if Maze inadvertently provides to any employee, director, officer, advisor, consultant or agent of Company any Maze Platform Know-How in connection with fulfilling its obligations under this Section 3.4 (Know-How and Material Transfer) or otherwise (any such Maze Platform Know-How, “Extraneous Maze Platform Know-How”), then Maze shall promptly notify Company of such disclosure of Extraneous Maze Platform Know- How, and promptly following such notification from Maze, Company shall remove all access to any tangible embodiments of such Extraneous Maze Platform Know-How and confirm such removal in writing. Notwithstanding any provision set forth in this Agreement to the contrary, following Company’s receipt of such notice from Maze, and subject to Section 2.3 (Residual Knowledge), Company agrees that it would not have any license or other right to use such Extraneous Maze Platform Know-How.

ARTICLE 4

DEVELOPMENT

4.1 Responsibility. Subject to the terms and conditions of this Agreement, following the Effective Date, Company will have the sole and exclusive right to Develop (and will solely and exclusively control, at its discretion, the Development of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the Licensed Compounds and Licensed Products in the Field in the Territory. All such Development will be at Company’s sole cost and expense.

4.2 Diligence. Subject to the terms and conditions of this Agreement, Company will use Commercially Reasonable Efforts to obtain Regulatory Approval for one Licensed Product in the Major Markets (the “Development Diligence Obligations”). Notwithstanding any provision to the contrary in this Agreement, Maze’s sole and exclusive remedy for Company’s material breach of its Development Diligence Obligations is expressly set forth in Section 12.2 (Termination for Material Breach) and Section 12.5 (Effects of Expiration and Termination).

4.3 Diligence Updates. Subject to Section 2.6 (Maze Non-Compete), during the period beginning on the Effective Date and ending on the date the Company obtains the first Regulatory Approval for the first Licensed Product in the last of each of the Major Markets, Company will submit to Maze, one time per [***], a written report summarizing in reasonable detail the status of Company’s material Development activities with respect to the Licensed Products pursuant to this Agreement since Company’s delivery of the prior report. Such report will be the Confidential Information of Company subject to Article 9 (Confidentiality). Without limiting any other right or obligation of the Parties set forth elsewhere in this Agreement, or acting as a specific remedy or limitation on remedies in the event of any breach of the terms and conditions of this Agreement by Maze, in addition to any other right or remedy that may arise in such circumstances, in the event that Maze or any of its Affiliates, including any Acquiring Entity or its Affiliates, alone or with or through any Third Party, undertake any activities for the Research, Development, Manufacture or Commercialization anywhere in the Territory of any compound or product that is designed, intended to treat or prevent or labelled for (or where a label is sought in a Regulatory Approval for) treatment or prevention of Pompe disease, then (a) Maze shall promptly notify Company of this occurrence, and (b) Company’s obligation to provide the reports and information called for under this Section 4.3 (Diligence Updates) shall immediately terminate.

4.4 Alliance Manager. Promptly after the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers will (a) be the primary point of contact for the Parties regarding the activities under this Agreement and will help facilitate all such activities hereunder, and (b) be responsible for facilitating the flow of information and otherwise promoting communication and coordination between the Parties. Each Party may replace its Alliance Manager at any time upon [***] prior written notice to the other Party.

ARTICLE 5

REGULATORY

5.1 Regulatory Matters.

5.1.1 Responsibility. Subject to the terms and conditions of this Agreement, Company will have the sole and exclusive right to (and will solely and exclusively control, at its discretion), itself or with or through its Affiliates, Sublicensees or other Third Parties: (a) prepare and submit to applicable Regulatory Authorities all Regulatory Materials, including marketing applications (e.g., NDAs, MAAs and JNDAs) and Clinical Trial applications (e.g., INDs, CTAs and CTNs), for the respective Licensed Compounds and Licensed Products and (b) obtain and maintain all Regulatory Approvals for the respective Licensed Products.

5.1.2 Communications with Regulatory Authorities. For clarity and without limiting Section 5.1.1 (Responsibility), Company will have the sole and exclusive right to correspond or communicate with Regulatory Authorities regarding the respective Licensed Compounds and Licensed Products. Unless required by Applicable Law, Maze and its Affiliates will not correspond or communicate with Regulatory Authorities regarding any Licensed Compound or Licensed Product without first obtaining Company’s prior written consent. If Maze or its Affiliates receive any correspondence or other communication from a Regulatory Authority regarding the foregoing, then Maze will provide Company with access to or copies of all such written or electronic correspondence promptly after its receipt.

5.1.3 Maze Support. Maze will support Company as may be reasonably requested by Company from time to time in connection with Company’s preparation, submission to Regulatory Authorities and maintenance of Regulatory Materials for the respective Licensed Compounds and Licensed Products, including, upon Company’s reasonable request, attending meetings with Regulatory Authorities regarding any respective Licensed Product, unless such assistance could reasonably be contracted to a Third Party regulatory consultant or other contractor, in which case, Maze shall consider in good faith whether to (but shall not be required to) provide such assistance. The costs and expenses incurred in connection with such support shall be allocated between the Parties as follows: (a) for any such support provided prior to the first patient dosed in the first Phase 2 Clinical Trial for any Licensed Product, and such support could not be reasonably contracted to a Third Party regulatory consultant or other contractor, Maze will invoice Company for any reasonable Out-of-Pocket Costs incurred in connection with such support, and (b) for any such support that (i) prior to the first patient dosed in such Phase 2 Clinical Trial, could be reasonably contracted to a Third Party regulatory consultant or other contractor, or (ii) is provided after such dosing, Maze will invoice Company for Maze’s FTE costs at the FTE Rate and its reasonable Out-of-Pocket Costs incurred in connection with such support, and in each case ((a) and (b)), such invoice shall include sufficient detail so as to enable Company to confirm the accuracy of such invoice and the activities performed thereunder, and Company will remit all undisputed amounts to Maze in respect of such invoice in accordance with Section 7.5.2 (Invoices).

5.1.4 Maze Pharmacovigilance Support. Maze will provide Company with all information necessary or reasonably desirable for Company (and in the form reasonably requested by Company) to comply with Company’s pharmacovigilance responsibilities in all countries in the Territory with respect to the Licensed Compounds and Licensed Products, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 CFR Sections 312.32 or 314.80 or to any Regulatory Authorities outside the United States of America under corresponding Applicable Law) or other information impacting product safety from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, in each case in the possession of Maze, its Affiliates or contractors at the time of request by Company.

5.2 Regulatory Materials.

5.2.1 Assignment of Regulatory Materials. Promptly following the Effective Date, Maze will and hereby does assign and transfer to Company all INDs and other Regulatory Materials with respect to the Licensed Compounds and Licensed Products in the Territory that are in the possession or Control of Maze or any of its Affiliates. Maze will use diligent efforts to complete such assignment and transfer within [***] following the Effective Date, subject to any limitations or delays caused by any Regulatory Authorities in connection with such transfer. In connection with the transfer of such Regulatory Materials, Maze will provide to Company copies (in electronic or other format) of the study reports that are Controlled by Maze or any of its Affiliates (to the extent not previously provided to Company) from all non-clinical and preclinical studies and Clinical Trials relating to the Licensed Compounds and Licensed Products. For any such assignment and transfer, each Party will submit to the applicable Regulatory Authority all filings, letters, and other documentation necessary to effect such assignment and transfer as soon as practicable (or as soon as possible after the other Party’s submission of any such filings, letters, or documentation to the extent required before such Party may take any such action).

5.2.2 New Regulatory Materials. Without limiting Section 5.2.1 (Assignment of Regulatory Materials), all Regulatory Materials generated or arising from or in connection with activities under this Agreement with respect to Licensed Compounds or Licensed Products will be owned by and held in the name of Company or its designee, and any Regulatory Materials issued in the name of Maze or its Affiliates will promptly be assigned by Maze to Company or its designee to the extent permitted by Applicable Law or, in the event assignment is not permitted under Applicable Law, held in trust for, or for the sole benefit of, Company or its designee.

5.3 Right of Reference; Access to Data. In the event of failure to transfer and assign any Regulatory Materials to Company or its designee, as required by Section 5.2 (Regulatory Materials), Company and its designees will have, and Maze (on behalf of itself and its Affiliates) hereby grants to Company and its designees, access (as described in Section 5.2 (Regulatory Materials)) and a right of reference (without any further action required on the part of Maze or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all Regulatory Materials described in Section 5.2 (Regulatory Materials) and all data contained or referenced therein for Company and its designees to exercise its rights and perform its obligations under this Agreement with respect to the applicable Licensed Compounds and Licensed Products. In all cases, Company and its designees will have access to all data contained or referenced in all such Regulatory Materials, and Maze will ensure that Company and its designees are afforded such access by fulfilling its obligations thereunder.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization. Following the Effective Date, Company will have the sole and exclusive right to Commercialize (and will solely and exclusively control, at its discretion, the Commercialization of), itself or with or through its Affiliates, Sublicensees or other Third Parties, the applicable Licensed Products in the Field in the Territory. All such Commercialization will be at Company’s sole cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan; (b) negotiating with applicable Governmental Authorities regarding the pricing and reimbursement status of the Licensed Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) handling medical affairs and providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of the Licensed Products.

6.2 Commercial Diligence. Subject to the terms and conditions of this Agreement, Company will use Commercially Reasonable Efforts to Commercialize the Licensed Product in each country in the Territory following receipt of Regulatory Approval (the “Commercial Diligence Obligations”). Notwithstanding any provision to the contrary in this Agreement, Maze’s sole and exclusive remedy for Company’s material breach of its Commercial Diligence Obligations is expressly set forth in Section 12.2 (Termination for Material Breach) and Section 12.5 (Effects of Expiration and Termination).

6.3 Pricing Approvals, Market Access and Combination Product Decisions. For all Licensed Products, following the Effective Date, Company will exclusively control (a) all Pricing Approvals, (b) all decisions related to market access and (c) all decisions with respect to Commercialization of such Licensed Products as Combination Products.

ARTICLE 7

FINANCIAL TERMS

7.1 Upfront Payment. In consideration of the licenses, rights and privileges granted by Maze to Company hereunder and subject to the terms and conditions of this Agreement, including any and all governmental approvals in Article 13 (Government Approvals), Maze will invoice Company promptly on or after the Effective Date, and Company will pay to Maze no later than [***] following the receipt of such invoice, a one-time, non-refundable and non-creditable payment of $150 million USD in immediately available funds by wire transfer, in accordance with wire instructions to be provided by Maze to Company together with such invoice.

7.2 Milestones.

7.2.1 Development Milestones.

(a) Development Milestone Payments. In consideration of the licenses, rights and privileges granted by Maze to Company hereunder and subject to the terms and conditions of this Agreement, Company will pay the applicable amount set forth in Table 7.2.1 (Development Milestones) associated with each milestone event described below (each event described in (a)-(h) in Table 7.2.1 (Development Milestones), a “Development Milestone Event,” and each respective payment, a “Development Milestone Payment”) for the first Licensed Product to achieve the applicable Development Milestone Event by Company, its Affiliate or Sublicensee:

Table 7.2.1 – Development Milestones
Development Milestone Event		Development Milestone Payment
(a)	[***]	[***]
(b)	[***]	[***]
(c)	[***]	[***]
(d)	[***]	[***]
(e)	[***]	[***]
(f)	[***]	[***]
(g)	[***]	[***]

(b) Achievement of Development Milestones. Each Development Milestone Payment will be payable a maximum of one time as set forth in the table above, upon achievement of the applicable Development Milestone Event, regardless of the number of times the applicable Development Milestone Event is achieved. For clarity, if Company or its Affiliates or Sublicensees achieve all Development Milestone Events (regardless of the number of times such events occur or the number of Licensed Products that trigger such events), then the maximum amount payable by Company to Maze under this Section 7.2.1 (Development Milestones) is $275 million USD.

7.2.2 Sales Milestones.

7.2.3 (a) Sales Milestone Payments. In consideration of the licenses, rights and privileges granted by Maze to Company hereunder and subject to the terms and conditions of this Agreement, Company will notify Maze of the first achievement of a given milestone event set forth in Table 7.2.2 (Sales Milestones) (each event described in (a)-(e) in Table 7.2.2 (Sales Milestones), a “Sales Milestone Event”), and Company will thereafter pay the applicable one- time, non-refundable, non-creditable sales-based amounts set forth in Table 7.2.2 (Sales Milestones) associated with the applicable Sales Milestone Event for Annual Net Sales of all Licensed Products (each, a “Sales Milestone Payment”) as may be adjusted in accordance herewith, in accordance with Section 7.2.3(b) (Sales Milestone Payments):

Table 7.2.2 – Sales Milestones
Sales Milestone Event		Sales Milestone Payment
(a)	[***]	[***]
(b)	[***]	[***]
(c)	[***]	[***]
(d)	[***]	[***]
(e)	[***]	[***]

(b) Achievement of Sales Milestones. Each Sales Milestone Event will be payable a maximum of one time as set forth in the table above, upon achievement of the applicable Sales Milestone Event, regardless of the number of times the applicable Sales Milestone Event is achieved. For clarity, no Sales Milestone Payment will be due hereunder for any subsequent or repeated achievement of any such same Sales Milestone Event. Further, Net Sales for a given Licensed Product in a given country for which the Royalty Term has expired will not be included in the Annual Net Sales for purposes of the Sales Milestone Events or Sales Milestone Payments. For clarity, if Company or its Affiliates or Sublicensees achieve all Sales Milestone Events (regardless of the number of times such events occur or the number of Licensed Products that trigger such events), then the maximum amount payable by Company to Maze under this Section 7.2.2 (Sales Milestones) is $330 million USD.

7.2.4 Invoicing and Payment of Milestone Payments.

(a) Development Milestone Payments. In the event that Company or any of its Affiliates or its Sublicensees under this Agreement achieves a Development Milestone Event, Company will notify Maze thereof within [***] of such achievement. Following Maze’s receipt of notice from Company that Company has achieved a Development Milestone Event, Maze will invoice Company for the applicable Development Milestone Payment, and Company will pay to Maze such Development Milestone Payment in accordance with Section 7.5.2 (Invoices).

(b) Sales Milestone Payments. In the event that Annual Net Sales of any applicable Licensed Product first achieve a Sales Milestone Event during a particular Calendar Year, Company will notify Maze thereof in the last Royalty Report for such Calendar Year as described in Section 7.4 (Royalty Payments and Reporting). Following Maze’s receipt of such Royalty Report, Maze will invoice Company for the applicable Sales Milestone Payment and Company will pay to Maze such Sales Milestone Payment in accordance with Section 7.5.2 (Invoices).

7.3 Royalties.

7.3.1 U.S. Royalty Rates. In consideration of the licenses, rights and privileges granted by Maze to Company hereunder in the U.S. and subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, Company will pay Maze royalties on Annual Net Sales in the U.S., during the applicable Royalty Term, equal to the portions of Annual Net Sales in the U.S. of a given Licensed Product as set forth in the table below in this Section 7.3.1 (Royalty Rates) multiplied by the applicable royalty rate set forth in the table below in this Section 7.3.1 (Royalty Rates) for such portion of Annual Net Sales in the U.S. during the applicable Royalty Term for such Licensed Product, as may be adjusted in accordance herewith. For further clarity, there will be separate applicable royalty rates and tiers, one set to be applied with respect to Net Sales in the U.S. and another one to be applied with respect to Net Sales in the ex-U.S. (i.e. outside the United States).

Annual Net Sales in the U.S. for a given Licensed Product in a given Calendar Year		Royalty Rate for U.S. Net Sales
(a)	[***]	[***]
(b)	[***]	[***]
(c)	[***]	[***]

7.3.2 ex-U.S. Royalty Rates. In consideration of the licenses, rights and privileges granted by Maze to Company hereunder ex-U.S. (i.e. outside the U.S.) and subject to the terms and conditions of this Agreement, on a Licensed Product-by-Licensed Product basis, Company will pay Maze royalties on Annual Net Sales outside the U.S. in the Territory, during the applicable Royalty Term, equal to the portions of Annual Net Sales of a given Licensed Product outside the U.S. in the Territory as set forth in the table below in this Section 7.3.2 (ex-U.S. Royalty Rates) multiplied by the applicable royalty rate set forth in the table below in this Section 7.3.2 (ex-U.S. Royalty Rates) for such portion of Annual Net Sales in the applicable country outside the U.S. in the Territory during the applicable Royalty Term for such Licensed Product, as may be adjusted in accordance herewith. For clarity, the Net Sales for a given Licensed Product in a given country for which the Royalty Term has expired will not be included in the Annual Net Sales for purposes of calculating the royalties (and royalty tiers). For further clarity, there will be separate applicable royalty rates and tiers, one set to be applied with respect to Net Sales in the U.S. and another one to be applied with respect to Net Sales in the ex-U.S. (i.e. outside the United States).

Annual Net Sales outside the U.S. in the Territory for a given Licensed Product in a given Calendar Year		Royalty Rate for Net Sales outside the U.S. in the Territory
(a)	[***]	[***]
(b)	[***]	[***]
(c)	[***]	[***]

7.3.3 Company-Developed Licensed Compound Royalties. Notwithstanding anything else to the contrary in this Agreement, the royalty rates that will be applied with respect to any Company-Developed Licensed Compound shall be reduced by [***] of what they otherwise would have been after applying all of the other terms and conditions of this Agreement.

7.3.4 Royalty Term. Company’s royalty obligations to Maze under Section 7.3.1 (U.S. Royalty Rates) and Section 7.3.2 (ex-U.S. Royalty Rates) will apply, on a Licensed Product-by-Licensed Product and country-by-country basis, only during the applicable Royalty Term for such Licensed Product in such country. Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country: (a) no further royalties will be payable with respect to sales of such Licensed Product in such country; and (b) the license granted to Company under this Agreement with respect to such Licensed Product in such country will become fully paid-up, perpetual, irrevocable and royalty-free in accordance with Section 12.1 (Term; Expiration).

7.3.5 Royalty Reductions.

(a) Absence of Valid Claims. On a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term for such Licensed Product, if such Licensed Product is not Covered by a Valid Claim in such country that would be infringed by the sale of such Licensed Product in such country, then the then-applicable royalty rate payable with respect to Annual Net Sales of such Licensed Product pursuant to this Section 7.3 (Royalties) in such country will be reduced by [***].

(b) Generic Competition; Price Reduction. On a Licensed Product-by- Licensed Product and country-by-country basis, during the Royalty Term for such Licensed Product, following Generic Competition first occurring for a Licensed Product in a country, if the average [***] Net Sales of such Licensed Product in such country in [***] declines by the percentage set forth in (i)-(iii) in the table below in this Section 7.3.5(b) (Generic Competition; Price Reduction) relative to the average Net Sales of such Licensed Product in such country occurring during [***] immediately preceding [***] during which such Generic Competition first occurred (the “Sales Before Generic Competition”), then, thereafter, the then-applicable royalty rate payable with respect to Annual Net Sales of such Licensed Product pursuant to this Section 7.3 (Royalties) in such country will be permanently reduced by the percentage described in the table below in this Section 7.3.5(b) (Generic Competition; Price Reduction), and thereby the royalty reduction will increase over time if the average Net Sales decreases sufficiently over time as compared to such Sales Before Generic Competition by having a greater royalty reduction apply in place of an earlier (lower) reduction. In addition, on a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term for such Licensed Product, following the first adverse change in a Pricing Approval or other pricing or reimbursement status for a Licensed Product in a country, if the average quarterly Net Sales of such Licensed Product in such country in [***] declines by the percentage set forth in (i)-(iii) in the table below in this Section 7.3.5(b) (Generic Competition; Price Reduction) relative to the average Net Sales of such Licensed Product in such country occurring during [***] immediately preceding [***] during which such adverse change first occurred (the “Base Sales”), then, thereafter, the then-applicable royalty rate payable with respect to Annual Net Sales of such Licensed Product pursuant to this Section 7.3 (Royalties) in such country will be permanently reduced by the percentage described in the table below in this Section 7.3.5(b) (Generic Competition; Price Reduction), and thereby the royalty reduction will increase over time if the average Net Sales decreases sufficiently over time as compared to such Base Sales by having a greater royalty reduction apply in place of an earlier (lower) reduction. Royalty reductions due to Generic Competition and adverse changes to Pricing Approvals will apply separately from (and potentially additively to) one another.

Decline in Annual Net Sales		Royalty Reduction
(i)	[***]	[***]
(ii)	[***]	[***]
(iii)	[***]	[***]

7.3.6 Third Party Payments. If Company or any of its Affiliates or Sublicensees obtains in an arms-length transaction a right or license under any Patent, Know-How or other intellectual property right of a Third Party after the Effective Date that Covers the Manufacture, use or sale of a Licensed Compound (“Third Party IP”), or is subject to a judgment or settlement with a Third Party as a result of infringement of Third Party IP, in each case that results in any royalty, upfront, milestone, or other license fee, or judgment or settlement, in each case, solely to the extent attributed to such past, present or future infringement or alleged or potential infringement, payment to such Third Party by Company, its Affiliates or its Sublicensees, as applicable, (“Third Party IP Payments”) then Company may deduct from any and all royalty payments and Sales Milestone Payments under this Agreement that would otherwise have been due to Maze an amount equal to [***] of the amount of any Third Party IP Payments paid by Company or any of its Affiliates or Sublicensees to such Third Party for such right or license or the exercise thereof.

7.3.7 Cumulative Floor. Notwithstanding the reductions set forth in Section 7.3.5(a) (Absence of Valid Claims) and Section 7.3.6 (Third Party Payments), in no event shall the operation of such reductions, individually or in combination, reduce the royalty payments paid to Maze with respect to any Licensed Product in any country in the Territory in any [***] under Section 7.3.5(a) (Absence of Valid Claims) and Section 7.3.6 (Third Party Payments) to less than [***] of the royalty payments that would otherwise have been due pursuant to Section 7.3.1 (Royalty Rates). Company may carry forward any such reductions permitted under Section 7.3.5(a) (Absence of Valid Claims) and Section 7.3.6 (Third Party Payments) that are incurred or accrued in [***] but are not applied against royalties due to Maze in such [***] as a result of the foregoing floor and apply such amounts against royalties due to Maze in any subsequent [***] (subject to the minimum floor set forth in this Section 7.3.7 (Cumulative Floor)) until the amount of such reduction has been fully applied against royalties due to Maze.

7.4 Royalty Payments and Reporting. Company will calculate all amounts payable to Maze pursuant to Section 7.3 (Royalties) at the end of each [***]. Commencing as of the First Commercial Sale for a Licensed Product, Company will, with respect to each [***] (or portion thereof), provide a written report showing: (a) the amount of gross sales of the Licensed Products in the relevant [***], (b) the aggregate Net Sales of such Licensed Product that are royalty-bearing and the royalties due thereon for such [***], (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties and (d) the exchange rates used in determining the royalty amount expressed in any currency other than Dollars (each, a “Royalty Report”), within [***] after the end of such [***]. Company will provide such Royalty Reports for so long as any Royalty Term remains in effect for a given Licensed Product. Each Royalty Report will be the Confidential Information of Company subject to Article 9 (Confidentiality). Following Maze’s receipt of each Royalty Report, Maze will invoice Company for the royalty amounts due for such [***] and Company will pay to Maze such amounts, less any applicable withholding tax that is required by Applicable Law pursuant to Section 7.5.3 (Taxes; Withholding), in accordance with Section 7.5.2 (Invoices).

7.5 Additional Payment Terms.

7.5.1 Currency. All payments hereunder will be made in Dollars by wire transfer to a bank account designated in writing by the Payee in accordance with wire instructions provided by the Payee. Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with the Accounting Standard and the Payor’s normal practices used to prepare its audited financial statements.

7.5.2 Invoices. With respect to any amounts owed under this Agreement by a Party to the other Party, the Party owing such payment obligation will provide to the other Party an invoice, together with reasonable supporting documentation and directions for payment, for such amounts owed and such other Party will pay any undisputed amounts within [***] (or in the case of Section 7.1 (Upfront Payment), within [***]) after receipt of such an undisputed invoice, and will pay any disputed amounts owed by such other Party within [***] of final resolution of the Dispute, in each case, in immediately available funds by wire transfer and in accordance with the wire instructions to be provided by the owing Party to the paying Party.

7.5.3 Taxes; Withholding.

(a) Generally. Each Party will be liable for all taxes legally assessable against it arising from any payment received under this Agreement, including income, applicable sales or use, goods and services, value added and consumption or other similar fees or taxes (“Taxes”).

(b) Tax Withholding. If Applicable Law requires the withholding of Taxes, the Payor will subtract the amount thereof from the Agreement Payments and remit such withheld amount to the relevant Governmental Authority in a timely manner. For the avoidance of doubt, the Payor’s remittance of such withheld Taxes, together with payment to the Payee of the remaining Agreement Payments, will constitute the Payor’s full satisfaction of Agreement Payments under this Agreement. The Payor will promptly (as available) submit to the Payee appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate such withholding of Taxes under Applicable Law, including under the benefit of any present or future treaty against double taxation.

7.6 Records; Audit Rights.

7.6.1 Records. Each Party will keep, and will cause its Affiliates and, as applicable, Sublicensees, to keep complete, true and accurate books and records in accordance with its Accounting Standard in relation to this Agreement and Net Sales, royalties, Milestone Payments and any other payments required hereunder, as applicable. Each Party will keep such books and records for at least [***] following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

7.6.2 Audit Rights. Subject to the other terms of this Section 7.6.2 (Audit Rights), during the Term, at the request of a Party (the “Auditing Party”), which will not be made more frequently than [***], upon at least [***] prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (the “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 7.6.1 (Records); provided that (a) such audit right will not apply to records beyond [***] from the end of the Calendar Year to which they pertain and (b) records for a particular period may only be audited once. Prior to its inspection, the Auditor will enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use no less restrictive than those set forth in Article 9 (Confidentiality) and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 7.6.1 (Records). The Auditor will report to the Auditing Party only whether the particular amount being audited was accurate and, if not, the amount of any discrepancy and a reasonable summary of the reason for such discrepancy, and the Auditor will not report any other information to the Auditing Party. The Auditing Party will treat the results of the Auditor’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 9 (Confidentiality). In the event such audit leads to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within [***] after receipt of such report from the Auditor, pay any undisputed amount of the discrepancy. The Auditing Party will pay the full cost of the audit unless the underpayment of amounts due to the Auditing Party is greater than [***] of the amount due for the entire period being examined, in which case the Audited Party will pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by the Audited Party revealed by an examination will be paid by the Auditing Party within [***] of the Auditing Party’s receipt of the applicable report. Company will include substantially similar rights as set forth in this Section 7.6.2 (Audit Rights) in any sublicense agreement with its Sublicensee.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Ownership.

8.1.1 Background IP. As between the Parties, each Party will retain all of its rights, title and interests to all Patents, Know-How and other intellectual property rights that are Controlled by such Party or its Affiliates prior to the Effective Date or are otherwise conceived, discovered, developed, invented, created or otherwise made or acquired by such Party or its Affiliates outside the performance of activities under this Agreement (such Patents with respect to a Party, “Background Patents,” such Know-How with respect to a Party, “Background Know- How,” and the Background Patents and Background Know-How collectively, “Background IP”), subject to any rights or licenses expressly granted by such Party to the other Party under this Agreement.

8.1.2 Foreground IP. As between the Parties, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement:

(a) Company is and will be the sole owner of all Program Foreground IP and will retain all of its rights, title and interests thereto. Maze (and its Affiliates) will and does hereby assign to Company all of its rights, title and interests in and to any Program Foreground IP, and Company will and does hereby accept such assignment.

(b) Company is and will be the sole owner of all Company Other Foreground IP and will retain all of its rights, title and interests thereto.

(c) Maze is and will be the sole owner of all Maze Other Foreground IP and will retain all of its rights, title and interests thereto.

(d) Company and Maze will jointly own all Joint Other Foreground IP on an equal and undivided basis, including all rights, title and interests thereto.

Without limiting the generality of the foregoing, all determinations of inventorship under this Agreement will be made in accordance with U.S. patent law.

8.1.3 Treatment of Joint Other Foreground IP. Except as expressly provided otherwise in this Agreement, (a) neither Party will have any obligation to obtain any consent of the other Party to license or exploit, and (b) except with respect to any Foreground IP that is exclusively licensed to Company under the Company License, neither Party will have any obligation to account to the other Party for profits with respect to, any Joint Other Foreground IP by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

8.1.4 Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates to so disclose, the conception, discovery, development, invention, creation or other making of any Joint Other Foreground IP.

8.1.5 Invention Assignments; Covenants in Support of Assignment.

(a) Invention Assignments. Each Party will cause all employees and contractors who perform activities for or on behalf of such Party or its Affiliate under this Agreement to be under a written obligation to assign their rights in any Know-How and other intellectual property rights resulting therefrom to such Party or its Affiliate. At the request of the Party controlling the relevant Prosecution and Maintenance or enforcement or defense activities, with respect to a Patent under this Agreement in accordance with this Article 8 (Intellectual Property Matters), the other Party will require its employees and contractors who are inventors on any such Patent to cooperate and provide assistance to its employer or its Affiliate in relevant intellectual property-related matters, including by executing all appropriate documents, cooperating in discovery and, if legally required to continue any such enforcement activities, joining as a party to any action or providing a power of attorney solely for such purpose.

(b) Covenants in Support of Assignment. Without limiting the generality of Section 8.1.5(a) (Invention Assignments), in connection with Maze’s obligation to assign to Company its rights in any Program Foreground IP pursuant to the foregoing Section 8.1.2 (Foreground IP), Maze will take (and cause its Affiliates, and their respective employees, agents and contractors to take) such further actions reasonably requested by Company to evidence such assignment and to assist Company in obtaining Patent and other intellectual property protection for such Program Foreground IP, including executing further assignments, consents, releases and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person or other proper means in support of any effort by Company to establish, perfect, defend or enforce its rights in any such Program Foreground IP through prosecution of governmental filings, regulatory proceedings, litigation and other means, including through the Prosecution and Maintenance and enforcement and defense of such Program Foreground IP. Without limitation, Maze will cooperate with Company if Company applies for U.S. or foreign patent protection for such Program Foreground IP and will obtain the cooperation of the individual inventors of any such Program Foreground IP. If Maze is unable to assign any Program Foreground IP, then Maze hereby grants and agrees to grant to Company a royalty-free, fully paid- up, exclusive (even as to the Maze, subject to the terms of this Agreement, including the licenses granted to Company pursuant to Article 2 (Licenses)), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Program Foreground IP for any and all purposes.

8.2 Prosecution and Maintenance.

8.2.1 Company First Right Patents.

(a) First Right. As between the Parties, Company will have the first right, but not the obligation, to control the Prosecution and Maintenance of the Licensed Patents, Program Foreground Patents, and Joint Other Foreground Patents (the “Company First Right Patents”), at Company’s sole cost and expense. Maze will have the review and comment rights set forth in Section 8.2.4 (Review and Comment) with respect to the Company’s Prosecution and Maintenance of any Licensed Patents, Program Foreground Patents, or Joint Other Foreground Patents. To the extent it becomes necessary or desirable to file a terminal disclaimer over any Licensed Patent to support a Company First Right Patent, the Parties shall discuss in good faith the appropriate actions, which may include Maze assigning all right, title, and interest in and to such Licensed Patent to Company or its Affiliate(s), as the Parties may mutually agree.

(b) Maze Back-Up Right. If, during the Term, Company decides that it is not interested in the Prosecution and Maintenance of a particular Company First Right Patent, then it will promptly provide written notice to Maze of such decision and in any case at least [***] prior to the next deadline, and in any event at least [***] prior to the final deadline, for any action that may be taken with respect to such Patent. Maze may, upon written notice to Company, assume the Prosecution and Maintenance of such Patent at Maze’s sole cost and expense. In such event, Company will have the review and comment rights set forth in Section 8.2.4 (Review and Comment) with respect to Maze’s Prosecution and Maintenance of such Company First Right Patents.

8.2.2 Maze Other Foreground Patents. As between the Parties, Maze will have the sole and exclusive right, but not the obligation, to control the Prosecution and Maintenance of the Maze Other Foreground Patents, at Maze’s sole cost and expense.

8.2.3 Company Other Foreground Patents. As between the Parties, Company will have the sole and exclusive right, but not the obligation, to control the Prosecution and Maintenance of the Company Other Foreground Patents, at Company’s sole cost and expense.

8.2.4 Review and Comment. Subject to Section 8.2.1 (Company First Right Patents) and Section 8.2.2 (Maze Other Foreground Patents), the Party that is responsible for the Prosecution and Maintenance of a given Patent in accordance with such Sections (the “Prosecuting Party”) will timely provide the other Party (the “Non-Prosecuting Party”) with drafts of all proposed substantive filings to any Patent authority in the United States, Japan, United Kingdom or the EU in connection with the Prosecution and Maintenance of the applicable Patents for the Non-Prosecuting Party’s review and comment. The Prosecuting Party will consider in good faith the Non-Prosecuting Party’s timely and reasonable comments on the Prosecution and Maintenance of such Patents.

8.2.5 Patent Extensions and Listing. Company will have the sole and exclusive right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions, supplemental protection certificates, and the like for any Licensed Patents and Foreground Patents that Cover any Licensed Compound or Licensed Product in each country and jurisdiction where it is possible to do so and shall control all listing decisions and actions with respect to the FDA publication titled “Approved Drug Products with Therapeutic Equivalence” (also known as the

“Orange Book”), and any replacement thereof established or approved by the FDA, as well as any ex-U.S. similar or equivalents filings and actions with respect to all Licensed Patents and Foreground Patents with regard to Licensed Products. If requested by Company, Maze will reasonably cooperate with Company in obtaining said patent term extensions, or supplemental protection certificates, and the like, and patent listings.

8.2.6 Cooperation. The Non-Prosecuting Party will fully cooperate with the Prosecuting Party in connection with the Prosecution and Maintenance of such Patents, including as set forth in Section 8.1.5 (Invention Assignments; Covenants in Support of Assignment) above. Each Party will promptly notify the other Party of any opposition by a Third Party or similar adverse proceeding by a Third Party with respect to a Licensed Patent or Foreground Patent of which it becomes aware.

8.3 Enforcement.

8.3.1 Notification. Each Party will as soon as possible (but in any event, within [***]) notify the other Party in writing of any infringement, misappropriation or other violation by a Third Party of any Licensed Technology, Program Foreground IP, or Other Foreground IP in the Territory of which it becomes aware, including any declaratory judgment or similar action or notice alleging invalidity, unenforceability or non-infringement with respect to any such Patent, and further including receipt of notice of the filing of an abbreviated NDA in the U.S., the notice of allegation in Canada, or similar notice in other countries relating to the Licensed Technology in the Territory (collectively, “Infringement”).

8.3.2 Right to Enforce; Recoveries.

(a) Company First Right Patents. As between the Parties, Company will have the first right, but not the obligation, to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Infringement with respect to any Company First Right Patents at Company’s sole discretion, cost and expense. If Company fails to initiate such action against any such Infringement within [***] from the date of Company’s receipt of notice of such Infringement, then subject to Maze requesting through written notice to Company and Company providing its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Maze will have the right to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Infringement with respect to such Company First Right Patent at Maze’s sole cost and expense. Any recovery (including any settlement) received as a result of any action under this Section 8.3.2(a) (Company First Right Patents) will be allocated in the following order: (i) to reimburse the Enforcing Party for the costs and expenses (including attorneys’ and professional fees) that the Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; (ii) to reimburse the Non-Enforcing Party, where it joins a legal action as provided under Section 8.3 (Enforcement), for the costs and expenses (including attorneys’ and professional fees) that the Non-Enforcing Party incurred in connection with such action, to the extent not previously reimbursed; and (iii) any recoveries in excess of such costs and expenses will (A) if the Company is the Enforcing Party, be retained by the Company except that such remainder shall be deemed Net Sales and subject to the royalty payable to Maze pursuant to Section 7.3 (Royalties), and (B) if Maze is the Enforcing Party, a payment of [***] of Maze’s aggregate costs and expenses incurred in connection with such action will be retained by Maze as a risk premium for taking on such action and the remainder shall be retained by the Company except such remainder shall be deemed Net Sales in the U.S. and subject to the royalty payable to Maze pursuant to Section 7.3.1 (U.S. Royalty Rates).

(b) Maze Other Foreground Patents. Maze will retain all rights to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Infringement of any Maze Other Foreground Patents at its sole cost and expense and will retain all recoveries with respect thereto.

(c) Company Other Foreground Patents. Company will retain all rights to bring and control any legal action (including settlements thereof) or take such other actions as it deems appropriate in connection with any Infringement of any Company Other Foreground Patents at its sole cost and expense and will retain all recoveries with respect thereto.

8.3.3 Cooperation. The Non-Enforcing Party will provide reasonable assistance in connection with such enforcement actions, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required or helpful.

8.4 Defense of Third Party Claims.

8.4.1 Notification. Each Party will promptly notify the other Party of any claim alleging that the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or Licensed Products in the Territory infringes, misappropriates or otherwise violates any Patents, Know-How or other intellectual property rights of any Third Party (“Third Party Infringement”).

8.4.2 Right to Defend. Except as otherwise provided in Article 11 (Indemnification; Insurance), as between the Parties, Company will have the sole right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such claim of Third Party Infringement, at Company’s sole discretion, and Maze will have the right to be represented in any such action by counsel of its own choice at its own cost and expense.

8.4.3 Recovery. Any recovery (including any settlement) received by the Parties (and not paid out to a Third Party claimant) as a result of any action under Section 8.4.2 (Right to Defend) will be allocated in the following order: (a) to reimburse Company for the costs and expenses (including attorneys’ and professional fees) that Company incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse Maze where it joins a legal action as provided under Section 8.4.2 (Right to Defend), for the costs and expenses (including attorneys’ and professional fees) that Maze incurred in connection with such action, to the extent not previously reimbursed; and (c) any recoveries in excess of such costs and expenses will be retained by Company, except in the case that settlement involves a counter-assertion of a Company First Right Patent, in which case the recoveries attributed to such counter-assertion of such Company First Right Patent shall be allocated in accordance with Section 8.3.2 (Right to Enforce; Recoveries).

8.5 Trademarks. Company will have the sole and exclusive right, but not the obligation, to brand and promote the Licensed Products using trademarks, designs, copyrights, domain names, trade dress and trade names it determines appropriate in its sole discretion for the Licensed Products, which may vary within the Territory (each, together with any goodwill associated therewith, a “Licensed Product Mark”); provided that Company shall not select a trademark, service mark, name or logo for the branding of Licensed Products that, at the time of such selection, Maze (a) is already actually using in good faith to brand or promote a product that is not a Licensed Product, and (b) has, in good faith, filed such trademark, service mark, name, or logo for registration with the respective Territory’s trademark authority (each, together with any goodwill associated therewith, a “Maze Existing Mark”). Any Maze Existing Mark will not be deemed a Licensed Product Mark for purposes of this Agreement (including for purposes of the remainder of this Section 8.5 (Trademarks)). Company will own all rights, title and interests in and to the Licensed Product Marks, and all goodwill in the Licensed Product Marks will inure to the benefit of Company. Company will have the sole and exclusive right and responsibility to register, maintain, defend and enforce the Licensed Product Marks to the extent it determines reasonably necessary. Except as otherwise agreed in writing by both Parties, Company does not grant to Maze, by implication, estoppel or otherwise, any license to any Licensed Product Mark. In any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates will not be a Licensed Product Mark and will remain the property of each respective Party. After the termination or expiration of this Agreement, the Licensed Product Marks will remain sole property of Company.

ARTICLE 9

CONFIDENTIALITY

9.1 Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement will: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 9 (Confidentiality); and (c) not use such Confidential Information for any purpose except those expressly permitted under this Agreement, including, in the case of Company, the exercise of the rights and licenses granted to Company hereunder. The obligations of confidentiality, non- disclosure and non-use under this Section 9.1 (Nondisclosure) will be in full force and effect from the Effective Date until [***] following the Term.

9.2 Exceptions.

9.2.1 General. Section 9.1 (Nondisclosure) will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a) was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to the Disclosing Party to keep it confidential or to restrict its use, prior to disclosure by the Disclosing Party;

(b) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to the Disclosing Party to keep it confidential or to restrict its use;

(c) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d) is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3 Authorized Disclosure.

9.3.1 Disclosure. Notwithstanding Section 9.1 (Nondisclosure), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a) as permitted by and in accordance with Section 9.5 (Securities Filings; Disclosure under Applicable Law), to the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory (each, a “Securities Regulator”);

(b) in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law (other than to a Securities Regulator); provided that to the extent legally permissible the Receiving Party will first give written notice to the Disclosing Party and give the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued and redacted in accordance with the Disclosing Party’s instruction; provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law will be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law;

(c) solely to the extent reasonably necessary for the Receiving Party to exercise its rights to Prosecute and Maintain any Patents for which it has a right under Article 8 (Intellectual Property Matters); provided that the Receiving Party will provide the Disclosing Party with at least [***] prior written notice of any such disclosure and take reasonable and lawful actions to avoid or minimize the degree of disclosure;

(d) by Company, to a Regulatory Authority, as reasonably required in connection with any filing, submission or communication with respect to any Licensed Product; provided that Company will take reasonable measures to obtain confidential treatment of such information, to the extent such protection is available;

(e) disclosure: (i) to any of its officers, employees, consultants, agents, advisors or Affiliates who need to know such Confidential Information to perform on behalf of such Party under this Agreement; or (ii) solely to the extent reasonably necessary for the Receiving Party to exercise its rights and perform its obligations hereunder; provided that prior to any such disclosure ((i)-(ii)) each such disclosee is bound by written obligations of confidentiality, non- disclosure and non-use no less restrictive than the obligations set forth in this Article 9 (Confidentiality) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, further, that, in each of the above situations in clauses (i)-(ii) of this Section 9.3.1(e) (Disclosure), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1(e) (Disclosure) to treat such Confidential Information as required under this Article 9 (Confidentiality); and

(f) disclosure of (i) Confidential Information or the existence and terms of this Agreement to its advisors (including insurance brokers, auditors, attorneys and accountants) in connection with activities under this Agreement, or (ii) the existence and terms of this Agreement to actual or bona fide potential investors, lenders, acquirers and underwriters, solely for the purpose of evaluating or carrying out an actual or potential investment (for disclosure to investors), acquisition (in the case of disclosure to acquirers), loans (in the case of disclosure to lenders) or public offerings (in the case of disclosure to underwriters); provided that (A) prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non- disclosure and non-use no less restrictive than the obligations set forth in this Article 9 (Confidentiality) or by professional codes of conduct to maintain the confidentiality thereof to not use such Confidential Information except as expressly permitted by this Agreement; and (B) the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1 (Disclosure) to treat such Confidential Information as required under this Article 9 (Confidentiality).

(g) Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 9.3 (Authorized Disclosure), such disclosure will not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

9.3.2 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be deemed to be Confidential Information of both Maze and Company, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 9.3 (Authorized Disclosure), Section 9.5 (Securities Filings; Disclosure under Applicable Law) or Section 9.7 (Publicity), as applicable.

9.4 Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 9.5 (Securities Filings; Disclosure under Applicable Law) and the other Party provides comments in accordance with this Section 9.5 (Securities Filings; Disclosure under Applicable Law), then the Party seeking to make such disclosure or its counsel, as the case may be, will incorporate such comments to the extent legally permissible.

9.5 Return or Destruction of Confidential Information. Following expiration or termination of this Agreement, the Receiving Party will destroy the Confidential Information of the Disclosing Party, promptly (but in any case within [***] following the expiration or termination); provided, however, that the Receiving Party may retain: (i) Confidential Information of the Disclosing Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (ii) access to all other Confidential Information in archives solely for the purpose of establishing the contents thereof or in accordance with Applicable Law and (iii) any backup media copies made in the ordinary course of business.

9.6 Publicity. Each of the Parties may issue the press release in the form attached hereto as Schedule 9.7 (Form of Press Release) on or after the Effective Date. Except as otherwise permitted under this Article 9 (Confidentiality), neither Party will make any other press release or other public statement regarding this Agreement, or the activities hereunder or thereunder, or the transactions contemplated by this Agreement that go beyond the content of such pre-approved press release, without the other Party’s prior written consent. The contents of any press release or other public statement that has been reviewed and approved by the other Party may be re-released by a Party in materially the same language as previously approved by the other Party without first obtaining the other Party’s prior written consent in accordance with this Section 9.7 (Publicity).

9.7 Publications. Company will have the sole right to make presentations or publications with respect to the Licensed Compounds and Licensed Products (including Clinical Trials or non-clinical studies) (each presentation or publication, a “Publication”) in accordance with the provisions of this Section 9.8 (Publications). Notwithstanding the foregoing, Company will not have the right to make Publications disclosing Maze’s Confidential Information (other than Confidential Information that is also Company’s Confidential Information, such as the Licensed Know-How) without Maze’s consent, provided, nothing in this Section 9.8 (Publications) will restrict Company from publishing any Clinical Trial results.

9.8 Use of Names. Except as otherwise expressly set forth herein, neither Party (or any of its respective Affiliates) will use any corporate name, trademark, trade name or logo of the other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other Party; provided that such consent will not be required: (a) to the extent use thereof may be required by Applicable Law, including the rules of any securities exchange or market on which a Party’s or its Affiliate’s securities are listed or traded; and (b) for Maze’s use of Company’s name and company logo, in accordance with written specifications and standards to be provided by Company to Maze, solely to identify Company as a collaborator on Maze’s website and in public presentations. Each Party will retain all rights, title and interests in and to all such corporate names, trademarks, trade names and logos of such Party and its Affiliates.

9.9 Clinical Trials Registry. For clarity, Company, its Affiliates and its designees will have the right to publish registry information and summaries of data and results from any Clinical Trials conducted in connection with Licensed Products, on its Clinical Trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without first obtaining the prior consent of Maze. The Parties will reasonably cooperate if required or reasonably requested by Company in order to facilitate any such publication by Company, any of its Affiliates or any of its designees.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Execution Date and Effective Date that:

10.1.1 Corporate Existence and Power. Such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the full right to grant the licenses and sublicenses granted by it hereunder.

10.1.2 Authority. Such Party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.3 Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (b) laws governing specific performance, injunctive relief and other equitable remedies.

10.1.4 No Conflicts. The execution, delivery and performance of this Agreement by such Party does not breach, violate or conflict with any agreement or any provision thereof (including any confidentiality or non-competition obligation, any exclusivity obligation, or any provisions with respect to the ownership, prosecution, maintenance and enforcement of intellectual property rights), or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates).

10.1.5 Government Authorization. No government authorization, consent, approval, license, exemption of or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: (a) as may be required to Research, Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), Manufacture, Commercialize or otherwise Exploit any Licensed Product(s); or (b) as set forth in Article 13 (Government Approvals).

10.1.6 Third Party Consent. Such Party has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except for such authorizations, consents and approvals from a Governmental Authority: (a) as may be required to Research, Develop (including to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials), or to Manufacture, Commercialize or otherwise Exploit any Licensed Product(s); or (b) as set forth in Article 13 (Government Approvals).

10.1.7 No Debarment. (a) Neither such Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States or is listed on any excluded list; and (b) neither it nor any of its Affiliates has, to its knowledge, used in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA or analogous provisions of Applicable Law outside the United States, or that is the subject of a conviction described in such Section or analogous provisions of Applicable Law outside the United States, or listed on any excluded list.

10.2 Representations and Warranties of Maze. Maze hereby represents and warrants to Company as of the Execution Date that:

10.2.1 Ownership and Full Disclosure and Validity of the Licensed Materials. Maze is the sole and exclusive owner of the Licensed Technology, free and clear of all liens, encumbrances and security interests, and Maze does not Control any Licensed Technology pursuant to any agreement with any Third Party. Schedule 1.113 (Licensed Patents) sets forth a complete and accurate list of all Licensed Patents existing as of the Execution Date, and Schedule 1.112 (Licensed Materials) sets forth a complete and accurate list of all Licensed Materials existing as of the Execution Date.

10.2.2 Disclosure of Material Information. Maze or its Affiliates has disclosed in writing to Company all (i) material information relating to quality, safety and efficacy of and relating to any and all of Licensed Compounds and/or Licensed Products, or the use or manufacture thereof, and (ii) material data and information, and all material correspondence to or from any Regulatory Authority, relating to any and all of the Licensed Compounds and/or Licensed Products, or the use or manufacture thereof.

10.2.3 No Conflicting Agreement. Maze has the full right, power and authority to grant all of the rights and licenses granted to Company under this Agreement. Neither Maze nor its Affiliates have assigned, transferred, conveyed or granted any right or license, or committed to assign, convey, transfer or grant any right or license, to any Third Party relating to any of the Licensed Technology that would conflict with or limit the scope of any of the rights or licenses granted to Company hereunder.

10.2.4 Validity and Enforceability. Maze has complied in all material respects with Applicable Law with respect to the Prosecution and Maintenance of the Licensed Patents. Neither Maze nor its Affiliates have received any notice, written or otherwise, of any claim or threat of a claim or litigation made by any Person against Maze or its Affiliates that alleges that any Licensed Patent is invalid or unenforceable and there is no pending adverse action, suit or proceeding against Maze in relation to any Licensed Patent. All Licensed Patents are: (a) in the case of issued patents, subsisting and, to Maze’s knowledge, are not invalid or unenforceable, in whole or in part; (b) in the case of pending applications, being diligently prosecuted in the respective patent offices in accordance with Applicable Law and Maze has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office; and (c) Prosecuted and Maintained in accordance with the policies and procedures of the applicable patent office (including by identifying every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or pending) and all applicable fees have been paid by the due date for payment. To Maze’s knowledge, there is no reference or prior art that would anticipate the issuance of any claim pending as of such date within any Licensed Patent.

10.2.5 Litigation and Disputes. There are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings, or governmental investigations (collectively, “Actions”) pending or, to Maze’s knowledge, threatened against Maze or its Affiliates that relate to the Licensed Technology, MZE001 or the Research, Development or Manufacturing of MZE001, Licensed Compounds or Licensed Products, or which could otherwise reasonably be expected to adversely affect or restrict the ability of Maze to consummate or perform the transactions and obligations contemplated under this Agreement.

10.2.6 No Misappropriation/Infringement. Maze has not misappropriated any trade secret rights of a Third Party and, to Maze’s knowledge, Maze and its Affiliates, and any contractors or other Third Parties acting on behalf of or under license from Maze and/or its Affiliates, have not infringed any Patents or otherwise violated any other intellectual property of a Third Party, in each case of the foregoing in connection with developing the Licensed Technology or the Research, Development or Manufacturing of MZE001. Neither Maze nor its Affiliates have received any notice, written or otherwise, of any claim that any Patent or Know-How (including any trade secret right) Controlled by a Third Party would be infringed, misappropriated or otherwise violated by the performance of the activities hereunder or by the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or the Licensed Products in accordance with this Agreement. Maze has no knowledge of any Patent or Know-How Controlled by a Third Party that is necessary for the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Compounds or the Licensed Products in accordance with the terms of this Agreement. To Maze’s knowledge, the use and practice of the Licensed Technology as contemplated by this Agreement does not and will not infringe, misappropriate or otherwise violate any intellectual property rights of any Third Party. To Maze’s knowledge, no Third Party is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate the Licensed Technology.

10.2.7 Third Party Agreements. There are no exclusivity provisions or any other restrictions in any agreement between Maze or its Affiliates, on the one hand, and any Third Party, on the other hand, that would limit either Party’s ability to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Compounds or Licensed Products in the Field in the Territory.

10.2.8 Technology Assignment. Maze and its Affiliates have obtained from all individuals who participated in any respect in the invention, authorship or other creation of any Licensed Technology valid and enforceable written assignments of all rights of such individuals in such Licensed Technology. Nobody who (a) was involved in the conception of an Invention claimed in a Licensed Patent, or (b) claims or otherwise is or has asserted to be an inventor of any such Invention, is not identified as an inventor of such Invention in the filed patent documents for such Licensed Patent. No dispute regarding inventorship or ownership has been alleged or threatened with respect to any Licensed Technology.

10.2.9 Government Funding and Rights. The Inventions claimed, covered or encompassed by the Licensed Technology: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States (or any agency thereof) or the government of any other country; (b) are not a “subject invention” as that term is described in 35 U.S.C. §201(e); (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. §§200-212, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; (d) in the case of clauses (b) or (c), are not subject to similar obligations or restrictions under the Applicable Law of any other country; and (e) are not the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States.

10.2.10 Compliance with Applicable Law, GxP and Data Privacy. Maze and its Affiliates have conducted all Research, Development, Manufacture and other Exploitation of the Licensed Compounds and Licensed Products in accordance with all Applicable Law, including, to the extent applicable, FCPA, privacy laws, GCP, GLP and GMP, and otherwise in accordance with good scientific, clinical and manufacturing practices and applicable industry ethical codes. All uses of biological samples in the preclinical and clinical Research and Development of the Licensed Compounds and Licensed Products have been consistent with and permitted by the terms of the informed consent given by the donors of such biological samples.

10.2.11 Compliance with Global Trade Laws. Maze and its Affiliates, and all Third Party contractors engaged by Maze and its Affiliates in connection with its or their Research, Development and/or Manufacturing relating to the Licensed Compound or Licensed Product, have at all times been in compliance with all applicable Global Trade Control Laws.

10.3 Covenants. Maze hereby covenants to Company during the Term and, except to the extent resulting from a breach by Maze of the representations made by Maze in Section 10.2 (Representations and Warranties of Maze), Company hereby covenants to Maze that during the Term:

10.3.1 Compliance with Applicable Law. Such Party and its Affiliates will perform its activities pursuant to this Agreement in compliance (and will ensure compliance by any of its Sublicensees or subcontractors) with all Applicable Law, including, to the extent applicable, FCPA, privacy laws, GCP, GLP and GMP, and otherwise in accordance with good scientific, clinical and manufacturing practices and applicable industry ethical codes.

10.3.2 No Debarment. Such Party and its Affiliates will not employ, or otherwise use in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the performance of activities hereunder.

10.3.3 No Conflicts. Such Party will not enter into any agreement, contract, commitment or other arrangement, or otherwise take any action or fail to take any action, that could reasonably be expected to conflict with the rights granted to the other Party hereunder or otherwise prevent the other Party from exercising the rights granted to it hereunder.

10.3.4 No Misappropriation. Such Party will not misappropriate any trade secret of a Third Party in connection with the performance of its activities hereunder.

10.3.5 Government Authorization. Such Party will maintain all permits, licenses, registrations and other forms of authorizations and approvals from any Governmental Authority that are necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder in a manner which complies with all Applicable Law.

10.4 FCPA Matters. Each Party hereby covenants to the other Party that during the Term:

10.4.1 it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA and it has adopted and maintains an FCPA policy; and

10.4.2 its and its Affiliates’ employees will not, and it will use reasonable efforts to cause its contractors to not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of, anything of value to a Public Official or Entity or other Person for purpose of improperly obtaining or retaining business for or with, or directing business to, any Person, including either Party (it being understood that such Party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and will not, directly or indirectly, engage in any of the foregoing).

10.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification.

11.1.1 Indemnification by Company. Company will indemnify, defend and hold harmless Maze, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (each, a “Maze Indemnitee”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a) the Development, Manufacture, Commercialization or other Exploitation of Licensed Products in the Field in the Territory by or on behalf of Company, its Affiliates or its Sublicensees;

(b) the gross negligence, recklessness or willful misconduct of Company or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Company’s performance of its obligations under this Agreement;

(c) any breach by Company of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(d) violation of Applicable Law by Company, its Affiliates, Sublicensees or subcontractors in connection with the performance of its obligations or exercise of its rights under this Agreement;

provided, however, that, in each case ((a)-(d)), such indemnity will not apply to the extent Maze has an indemnification obligation pursuant to Section 11.1.2 (Indemnification by Maze) for such Damages.

11.1.2 Indemnification by Maze. Maze will indemnify, defend and hold harmless Company, its Affiliates and its and their respective directors, officers, employees, agents, successors, assigns and Sublicensees (each, a “Company Indemnitee”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(a) the gross negligence, recklessness or willful misconduct of Maze or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Maze’s performance of its obligations under this Agreement;

(b) any breach by Maze of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(c) violation of Applicable Law by Maze, its Affiliates or (sub)licensees in connection with the performance of its obligations or exercise of its rights under this Agreement;

provided, however, that, in each case ((a)-(c)), such indemnity will not apply to the extent Company has an indemnification obligation pursuant to Section 11.1.1 (Indemnification by Company) for such Damages.

11.2 Procedure.

11.2.1 Notice. If a Maze Indemnitee or Company Indemnitee is seeking indemnification under Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable (the “Indemnitee”), it will inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided that any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.

11.2.2 Control of Defense. The Indemnitor will have the right, upon written notice given to the Indemnitee within [***] after receipt of the Indemnification Claim Notice, to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable. The Indemnitee will cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

11.2.3 Settlements; No Presumption of Liability. The Indemnitor will not settle any claim without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. The assumption of the defense of a claim by the Indemnitor will not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the claim, nor will it constitute a waiver by the Indemnitor of any defenses it may assert against the Indemnitee’s claim for indemnification. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Indemnitee from and against the claim, the Indemnitee will reimburse the Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnitor in its defense of the claim.

11.2.4 Separate Defenses; Cooperation. If the Parties cannot agree as to the application of Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable, to any claim, pending the resolution of the Dispute pursuant to Section 14.6 (Choice of Law; Dispute Resolution), then the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1.1 (Indemnification by Company) or Section 11.1.2 (Indemnification by Maze), as applicable, upon resolution of the underlying claim. In each case, the Indemnitee will reasonably cooperate with the Indemnitor and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 9 (Confidentiality).

11.3 Insurance. Each Party shall maintain insurance coverages (including in the case of Company product liability insurance), in such amount as reasonably reflect such Party’s obligations and liabilities under this Agreement, with a Third Party insurance company with a current AM Best rating of A- or equivalent or higher, or through a program of self-insurance where a Party has annual worldwide revenue sufficient to support adequate retention for such coverage.

11.4 Limitation of Liability. NEITHER MAZE NOR COMPANY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1.1 (INDEMNIFICATION BY COMPANY) OR SECTION 11.1.2 (INDEMNIFICATION BY MAZE), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; (B) DAMAGES AVAILABLE FOR A PARTY’S INTENTIONAL MISCONDUCT OR FRAUD; OR (C) LIABILITY OF EITHER PARTY FOR BREACH OF ARTICLE 9 (CONFIDENTIALITY).

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with this Article 12 (Term and Termination)) will expire, on a Licensed Product-by-Licensed Product and country-by-country basis, on the expiration of the Royalty Term for such Licensed Product in such country and will finally expire in its entirety upon the expiration of the last Royalty Term for the last Licensed Product in the Territory.

12.2 Termination for Material Breach.

12.2.1 Termination Right. This Agreement may be terminated by a Party upon written notice to the allegedly breaching Party if the allegedly breaching Party has not cured such material breach within [***] after the date of written notice to the allegedly breaching Party of such breach (which notice will describe such material breach in reasonable detail) (such [***] period, the “Cure Period”). In the event that a material breach is curable but the allegedly breaching Party demonstrates that it cannot be reasonably cured within the Cure Period despite its diligent efforts to cure within such period, then the allegedly breaching Party will be allowed to continue to cure such material breach using diligent efforts for another [***] or a longer period mutually agreed upon by the Parties.

12.2.2 Disagreement as to Material Breach. Notwithstanding Section 12.2.1 (Termination Right), if the Parties in good faith disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within [***] following its receipt of notice of the alleged material breach, for resolution in accordance with Section 14.6 (Choice of Law; Dispute Resolution); (b) the relevant Cure Period with respect to such alleged material breach will be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such Dispute through the resolution of such Dispute in accordance with the applicable provisions of this Agreement; and (c) subject to Section 12.5.7 (Survival) and Section 14.3 (Force Majeure), during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

12.3 Termination at Will. Company may terminate this Agreement at will, in its sole discretion, in its entirety upon delivery of [***] prior written notice to Maze.

12.4 Termination for Bankruptcy.

12.4.1 Termination Right. In the event that either Party: (a) files for protection under the United States Bankruptcy Code (the “Code”) or any similar bankruptcy or insolvency law, foreign or domestic; (b) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors; (c) appoints an examiner of or a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [***] after such filing or appointment; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution, liquidation or winding up; (f) has a petition filed against it under the Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within [***] of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

12.4.2 Section 365(n) Rights. For purposes of Section 365(n) of the Code and any similar law, foreign or domestic, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code). The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of the licensor’s assets under Section 363 of the Code will be subject to the licensee’s rights under Section 365(n) of the Code, that the licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement and that any such sale therefore may not be made to a purchaser “free and clear” of the licensee’s rights under this Agreement and Section 365(n) of the Code without the express, contemporaneous consent of the licensee. Further, each Party agrees and acknowledges that all payments by the licensee to the licensor hereunder, other than the royalty payments pursuant to Section 7.3 (Royalties) and Section 12.5.5(b) (Reversion Royalties), do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. The licensor will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Each Party hereby acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) of the Code include copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of access or reference, in each case, that relate to such intellectual property. If (a) a case under the Code is commenced by or against the licensor, (b) this Agreement is rejected as provided in the Code and (c) the licensee elects to retain its rights hereunder as provided in Section 365(n) of the Code, then the licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will: (i) provide to the licensee all such intellectual property (including all embodiments thereof) held by the licensor and such successors and assigns, or otherwise available to them, immediately upon the licensee’s written request; and (ii) not interfere with the licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Code. Whenever the licensor or any of its successors or assigns provides to the licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 12.4.2 (Section 365(n) Rights), the licensee will have the right to perform the licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the licensee will release the licensor from liability resulting from rejection of the license or the failure to perform such obligations. The provisions of this Section 12.4.2 (Section 365(n) Rights) are without prejudice to any rights the licensee may have arising under the Code, the laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the rights, powers and remedies set forth in this Section 12.4.2 (Section 365(n) Rights), including: (a) the licensee’s right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Research, Development, Manufacture, Commercialization or other Exploitation of a Licensed Product; (b) the right to contract directly with any Third Party described in clause (a) of this Section 12.4.2 (Section 365(n) Rights) to complete the contracted work; and (c) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to the licensor under this Agreement, in each case ((a) through (c)): (i) to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code and any similar laws in any other country; (ii) to be enforceable; and (iii) to be additional to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including pursuant to the Code and any similar laws in any other country).

12.5 Effects of Expiration and Termination.

12.5.1 Effects of Expiration. Upon the expiration of the Royalty Term with respect to a Licensed Product in a country, the Company License for such Licensed Product as set forth in Section 2.1.1 (License to Company) will become fully paid-up, irrevocable, perpetual and royalty-free in such country.

12.5.2 Termination of Rights. Upon any termination of this Agreement, all rights and obligations of the Parties under this Agreement will cease except as otherwise set forth in this Section 12.5 (Effects of Expiration and Termination) (including Section 12.5.3 (Sublicense Survival)) or elsewhere in this Agreement. Company will, commencing with the date such termination becomes effective, have no further obligations under this Agreement except as expressly set forth in this Section 12.5 (Effects of Expiration and Termination).

12.5.3 Sublicense Survival. Upon termination of this Agreement, upon the request of any Sublicensee, Maze will enter into a direct license from Maze to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory and duration of sublicense grant (each a “New License Agreement”), provided that such Sublicensee is not at the time of such termination in breach of its sublicense agreement. Under any such New License Agreement between Maze and such former Sublicensee, such Sublicensee will be required to pay to Maze the same amounts in consideration for such direct grant as Maze would have received from Company pursuant to this Agreement on account of such Sublicensee’s Research, Development, Commercialization or other Exploitation of Licensed Compounds or Licensed Products had this Agreement not been terminated. Under such New License Agreement, Maze will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of Maze set forth in this Agreement will be included in such New License Agreement. Notwithstanding the foregoing, Maze will not be obligated to enter into a New License Agreement with a Sublicensee unless such Sublicensee notifies Maze within [***] after the termination of this Agreement that it wishes to enter into a New License Agreement.

12.5.4 Confidential Information. Upon any termination of this Agreement, each Party will comply with Section 9.6 (Return or Destruction of Confidential Information) with regard to the return or destruction of each Party’s Confidential Information.

12.5.5 Effects of Termination by Company at Will or Termination by Maze for Company’s Material Breach or Insolvency. Upon the termination of this Agreement by Company pursuant to Section 12.3 (Termination at Will), or by Maze pursuant to Section 12.2 (Termination for Material Breach) or Section 12.4 (Termination for Bankruptcy), the following provisions will apply:

(a) License to Maze. Effective as of the effective date of termination, Company hereby grants to Maze a non-exclusive, transferrable (pursuant to Section 14.4 (Assignment)) and sublicensable (through multiple tiers) license under the Company Reversion IP solely as necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Product(s) in the Field in the Territory.

(b) Reversion Royalties. In consideration for the license grant to Maze under Section 12.5.5(a) (License to Maze), Maze will pay to Company on a Licensed Product-by- Licensed Product basis royalties on sales of Licensed Products until the expiration of the applicable Post-Termination Royalty Term (such royalties, “Reversion Royalties”). Such Reversion Royalties will be calculated based on Annual Net Sales (as such term is applied mutatis mutandis to Maze and its Affiliates and sublicensees) by Maze and its Affiliates and sublicensees of such Licensed Product at the percentage set forth in the table below in this Section 12.5.5(b) (Reversion Royalties) of the applicable royalty rates pursuant to Section 7.3 (Royalties):

Stage of Development		Percentage of Royalty Rates Pursuant to Section 7.3 (Royalties)
(a)	[***]	[***]
(b)	[***]	[***]

For the purpose of the Reversion Royalties, the provisions in Section 7.3.5 (Royalty Reductions), Section 7.4 (Royalty Payments and Reporting), Section 7.5 (Additional Payment Terms) and Section 7.6 (Records; Audit Rights) will apply to Maze and its Affiliates and sublicensees mutatis mutandis.

(c) Joint Program Foreground Patents and Maze Program Foreground Patents. Effective as of the effective date of termination, in the event that this Agreement is terminated by Company pursuant to Section 12.3 (Termination at Will), or by Maze pursuant to Section 12.2 (Termination for Material Breach) or Section 12.4 (Termination for Bankruptcy), Company will and does hereby (A) assign to Maze (I) all of its rights, title and interests in and to any Maze Program Foreground Patents, and (II) Company’s interest in and to any Joint Program Foreground Patents, and in each case ((I) and (II)) Maze will and does hereby accept such assignment, and (B) grant to Maze an exclusive, perpetual, irrevocable, transferrable (pursuant to Section 14.4 (Assignment)) and sublicensable (through multiple tiers) license under the Joint Program Foreground Know-How and Maze Program Foreground Know-How solely as necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit the Licensed Product(s) in the Field in the Territory.

(d) Licensed Product Marks.

(i) License Grant. Effective as of the effective date of termination, Company hereby grants to Maze a non-exclusive, transferrable (pursuant to Section 14.4 (Assignment)) and sublicensable (through multiple tiers) license under any Licensed Product Marks that are actually used in, and solely related to, the Commercialization of Licensed Products in the Field in the Territory as of the effective date of termination, solely as necessary to Commercialize the Licensed Product(s) in the Field in the Territory.

(ii) (Quality Control. In connection with the license grant to the Licensed Product Marks described in Section 12.5.5(d)(i) (License Grant), Maze covenants that all uses of the Licensed Product Marks, and the Licensed Products offered in connection therewith, by or on behalf of Maze, its Affiliates or sublicensees, shall be consistent with (A) the high quality of the Licensed Products being offered under the Licensed Product Marks as of the effective date of termination, and (B) any quality standards or practices required under Applicable Law. Upon Company’s or its designee’s reasonable request, Maze shall provide samples of any Licensed Products or related goods and services bearing the Licensed Product Marks to Company or its designee for the purpose of inspecting and evaluating Company’s compliance with the requirements set forth in this Section 12.5.5(d)(ii) (Quality Control).

(e) Assignment of Regulatory Approvals and Regulatory Materials. Company will, within a reasonable period of time after the effective date of termination of this Agreement, provide to Maze all Regulatory Materials, Regulatory Approvals relating to the Licensed Products in the Territory, and will, and hereby does, to the extent allowed under Applicable Law, assign to Maze all rights, title, and interests in such Regulatory Materials and Regulatory Approvals. To the extent that any Regulatory Approvals or Regulatory Materials cannot be assigned to Maze due to restrictions under Applicable Law, Company will grant Maze a right of reference to such Regulatory Approvals or Regulatory Materials solely in connection with the Research, Development, Manufacture, Commercialization or other Exploitation of the Licensed Products in the Field in the Territory.

(f) Inventory Sell-Off Period. Company will be entitled, for a period of [***] after the effective date of termination, to (i) complete Manufacture of work- in-progress Licensed Products and (ii) continue conducting Commercialization activities with respect to any Licensed Products in Company’s inventory as of such effective date of termination (or added to such inventory as a result of the completion of Manufacturing activities described in clause (i)). During such [***] inventory sell-off period, the terms of Article 7 (Financial Terms) will continue to apply to any Commercialization activities conducted by or on behalf of Company pursuant to the foregoing clause (ii). At the end of such [***] inventory sell-off period, at Maze’s request, Company will transfer to Maze any remaining inventory of Licensed Products, at a price that is equal to [***] of Company’s fully burdened Manufacturing costs.

(g) Clinical Trials. If as of the effective date of termination of this Agreement, any Clinical Trials of any Licensed Product are being conducted by or on behalf of Company or its Affiliates in the Territory, then, upon Company’s election, within a reasonable period after such effective date of termination, Company and its Affiliates will wind down any such ongoing Clinical Trials pursuant to Applicable Law or any requirements from the applicable Regulatory Authorities unless Maze elects to assume such ongoing Clinical Trials after such effective date of termination, in which case: (i) to the extent permitted by Applicable Law and any requirements from the applicable Regulatory Authorities, Company and its Affiliates will transfer such Clinical Trials to Maze at Maze’s sole cost and expense; and (ii) Maze will assume any and all liabilities for the conduct of such transferred Clinical Trials for the Licensed Products as of the effective date of such transfer.

12.5.6 Accrued Rights; Remedies. Except as otherwise expressly set forth in this Agreement, the expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement. Such expiration or termination will not relieve any Party from obligations that are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.

12.5.7 Survival. Without limiting the provisions of Section 12.5.6 (Accrued Rights; Remedies), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (Definitions) (solely to the extent such definitions are used in other surviving provisions); Section 2.3 (Residual Knowledge); Section 2.4 (No Implied Licenses); Article 7 (solely to the extent that any payment accrued prior to the effective date of expiration or termination of this Agreement and with respect to Section 7.6 (Records; Audit Rights), solely for the time period set forth therein); Section 8.1 (Ownership); Section 8.5 (Trademarks); Article 9 (Confidentiality) (solely for the time period set forth therein); Section 11.1 (Indemnification); Section 11.2 (Procedure); Section 11.3 (solely for the time period set forth therein); Section 11.4 (Limitation of Liability); Section 12.4.2 (Section 365(n) Rights); this Section 12.5 (Effects of Expiration and Termination); and Article 14 (Miscellaneous).

ARTICLE 13

GOVERNMENT APPROVALS

13.1 Efforts. Each of Maze and Company will use its commercially reasonable efforts to remove promptly any and all impediments so as to enable the consummation of this Agreement and the transactions contemplated hereby to occur as promptly as practicable after the Execution Date, including by: (a) obtaining government antitrust clearance, (b) cooperating in good faith with any Governmental Authority investigation, and (c) if requested by a Governmental Authority, promptly producing any documents and information and providing witness testimony. Notwithstanding anything to the contrary in this Agreement, this Section 13.1 (Efforts) and the term “commercially reasonable efforts” as used in this Article 13 (Government Approvals) do not require that either Party: (i) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of Maze or Company or any of their Affiliates; (ii) agree to any restrictions on any capital stock, assets, rights, products or businesses of Maze or Company or any of their Affiliates or (iii) pay any amount or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the transactions contemplated by this Agreement (collectively, an “Antitrust Remedy”).

13.2 Filings. As soon as reasonably practicable following the Execution Date (but no later than [***] following the Execution Date unless otherwise agreed to in writing by the Parties), each of Maze and Company will prepare and submit to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any HSR/Antitrust Filing required of it under the HSR Act and use commercially reasonable efforts (as set forth in Section 13.1 (Efforts) above), to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable after the Execution Date and, as soon as practicable after the Execution Date, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law, as set forth in Schedule 13.2), with respect to the transactions contemplated by this Agreement, and use commercially reasonable efforts (as defined in Section 13.1 (Efforts) above) to obtain clearances or approvals or cause the expiration or termination of any applicable waiting periods under applicable Antitrust Laws as soon as practicable after the Execution Date. The Parties will cooperate with one another in the preparation of any such HSR/Antitrust Filing. The Parties shall promptly make an appropriate response to any request by a Governmental Authority for any additional information or documents pursuant to any Antitrust Law. In the event that any information in the filings submitted pursuant to this Section 13.2 (Filings) or any such supplemental information furnished in connection therewith is deemed confidential by either Party, the Parties shall maintain the confidentiality of the same, and the Parties shall seek authorization from the applicable Governmental Authority to withhold such information from public view. Each Party will be responsible for and bear its own costs and expenses associated with any HSR/Antitrust Filing; provided that Company will be responsible for paying the filing fees to be paid to the United States Federal Government in connection with any HSR/Antitrust Filing required under the HSR Act that made under this Section 13.2. In the event that the Parties make an HSR/Antitrust Filing under this Section 13.2 (Filings), this Agreement will terminate, at the election of either Party: (i) immediately upon notice to the other Party, in the event that the FTC, DOJ or other Governmental Authority (A) obtains a preliminary injunction or final order under Antitrust Law enjoining the transactions contemplated by this Agreement or (B) requests or requires an Antitrust Remedy as a condition of approval; or (ii) immediately upon notice to the other Party, any time after the occurrence of the Outside Date if the Effective Date has not occurred; provided, however, that if Company desires to extend the Outside Date in order to respond to a request by the FTC, DOJ or other Governmental Authority (e.g. following a second request for additional review), then upon Company’s written request during the period leading up to the Outside Date the Parties will negotiate in good faith the terms of an extension to the Outside Date such terms to include a break-up fee to be payable to Maze in the case the extended Outside Date occurs and the Effective Date has not occurred. Notwithstanding any provision to the contrary in this Agreement, except for the terms and conditions of Section 9.7 (Publicity) and this Article 13 (Government Approvals), which will each become effective as of the Execution Date of this Agreement, none of the terms and conditions contained in this Agreement will be effective until the Effective Date.

13.3 HSR/Antitrust Filing Information Exchange. Each of Maze and Company will, in connection with any HSR/Antitrust Filing and subject to applicable legal limitations and the instructions of any Governmental Authority: (a) reasonably cooperate with each other in connection with any communication, filing, notification or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party or its counsel informed of and promptly furnish the other with copies of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated by this Agreement; (c) subject to applicable Antitrust Law relating to the exchange of information, Maze, on the one hand, and Company, on the other hand, shall jointly cooperate on and direct the antitrust defense strategy, and consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties or their counsel the opportunity to attend and participate in such meetings and conferences and in the event one such Party is prohibited by the applicable Governmental Authority from participating or attending any such meeting or discussion, agrees to keep such non-participating party reasonably apprised with respect thereto; and (d) to the extent practicable, permit the other Party or its counsel to review in advance with reasonable notice, and consider in good faith the views of the other Party in connection with, any notification, submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the business of the disclosing Party or other sensitive information in the judgment of such disclosing Party, and provided, further, that subject to the cooperation and consultation obligations set forth in this Section 13.3 (HSR/Antitrust Filing Information Exchange), Company will control the strategy for HSR/Antitrust Filings and serve as the primary point of contact with the applicable Governmental Authorities. Each of Maze and Company, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Article 13 (Government Approvals) as “Antitrust Counsel Only Material.” Such Antitrust Counsel Only Material and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors or other representatives of the recipient unless express permission is obtained in advance from the source of the materials (Maze or Company, as the case may be) or its legal counsel.

ARTICLE 14

MISCELLANEOUS

14.1 Severability. If one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the void, invalid or unenforceable term or provision will be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid or unenforceable, then the Parties agree to: (a) reduce the scope, duration, area or applicability of such term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any such term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.2 Notices. Any notice required or permitted to be given by this Agreement will be in writing and in English and will be: (a) (i) delivered by hand or by prepaid overnight courier with tracking capabilities; or (ii) mailed postage prepaid by first class, registered or certified mail; and (b) delivered by email followed by delivery via either of the methods set forth in the foregoing clauses (a)(i) and (a)(ii) of this Section 14.2 (Notices), in each case, addressed as set forth below unless changed by notice so given:

If to Company:

Shionogi & Co., Ltd.

1-8, Doshomachi 3-chome, Chuo-ku, Osaka 541-0045, Japan

Attention: Vice President, Business Development Department

Email:

With copies to:

Attention: Vice President, Legal Affairs Department

Email:

-and-

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Andres Liivak

Email:

If to Maze:

Maze Therapeutics – Partnering

171 Oyster Point Blvd

Suite 300

South San Francisco, CA 94080

Attention: Head of Partnering and of Alliance Management

Email:

With copies to:

Maze Therapeutics – Legal

171 Oyster Point Blvd

Suite 300

South San Francisco, CA 94080

Attention: Jana Gold, VP Legal

Email:

-and-

Fenwick & West LLP

1191 2nd Ave

Seattle, WA 98101

Attention: Effie Toshav and Jake Handy

Email:

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day, in each case, will be deemed to have been received on the next Business Day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 14.2 (Notices).This Section 14.2 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.3 Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement: (a) (other than an obligation to make Agreement Payments) if such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including: fires, floods, earthquakes, hurricanes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (except to the extent such omission or delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement); or (b) (including any obligation to make Agreement Payments) if such failure or delay is caused by or results from any prohibition, sanction, export control, embargo, tariff, fine, trade restriction, ban or similar measure imposed by a Governmental Authority that is not in place as of the Effective Date and that prohibits, materially restricts or materially penalizes, directly or indirectly, the fulfillment or performance of any term of this Agreement, or any exercise of rights hereunder (a “Governmental Restriction” and, any event described in the foregoing clauses (a) and (b), a “Force Majeure Event”). The non-performing Party will notify the other Party of such Force Majeure Event within [***] after such occurrence by giving notice to the other Party stating the nature of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary. The non-performing Party will use commercially reasonable efforts to avoid or remove such Force Majeure Event, to mitigate the effect of such Force Majeure Event and to otherwise remedy its inability to perform. The non- performing Party will continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

14.4 Assignment. Except as provided in this Section 14.4 (Assignment), this Agreement may not be assigned or transferred, whether by operation of law or otherwise, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that, notwithstanding any provision in this Agreement to the contrary, either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to its successor in interest in the transfer or sale of all or substantially all of its assets or business to which this Agreement relates; or (b) to its successor in interest in a merger or consolidation (or similar transaction) of the assigning Party. Any attempted assignment not in accordance with this Section 14.4 (Assignment) will be void. In the event that a permitted assignment of this Agreement by a Party increases the tax liability of the other Party or any of its Affiliates over the amount of any Taxes that otherwise would have been payable in the absence of such assignment, the assigning Party will reimburse the other Party for the amount of such increased Tax liability.

14.5 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement will be valid or effective unless in writing and signed by the Parties.

14.6 Choice of Law; Dispute Resolution.

14.6.1 Choice of Law. This Agreement and any Dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

14.6.2 Dispute Escalation. In the event of an unresolved matter, dispute or issue relating to this Agreement (“Dispute”), the Alliance Manager of the Party claiming that such Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the Dispute. Within [***] following receipt of a Notice of Dispute, the Executive Officers will meet (including via teleconference) at a mutually agreed upon time and location for discussion and resolution.

14.6.3 Binding Arbitration. Any Dispute unresolved under Section 14.6.2 (Dispute Escalation) will exclusively be settled by binding arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) (or any successor entity thereto) and in accordance with the Comprehensive Arbitration Rules and Procedures then in effect and the Expedited Procedures contained therein, as modified in this paragraph (the “Rules”), except to the extent such Rules are inconsistent with this Section 14.6.3 (Binding Arbitration) in which case, this Section 14.6.3 (Binding Arbitration) will control (including with regard to any limitations of liability or forms of relief). Pursuant to this Section 14.6.3 (Binding Arbitration):

(a) Upon receipt of a Notice of Dispute by a Party, the applicable Dispute will be resolved by final and binding arbitration before a single arbitrator mutually agreed by the Parties; provided, however, that if the Parties cannot agree on the selection of the arbitrator within [***] of the date such Notice of Dispute is received, then the arbitrator will be chosen in accordance with JAMS Rule 15 (the “Arbitrator”). The Arbitrator (i) will not be from academia, (ii) will be a qualified attorney in private practice or a retired judge with experience in complex commercial disputes, (iii) will be professionally fluent in English, (iv) will have not less than 15 years of experience in the biotechnology or pharmaceutical industry, and (v), where practicable to identify suitable Arbitrators preferably also having, (A) subject matter expertise with respect to the matter subject to arbitration and (B) will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular Dispute.

(b) Discovery will be limited to document productions from five custodians per side, and no more than five depositions may be conducted per side.

(c) The Rules will be modified to delete paragraph 16.2(e) of such procedures as in effect on the Effective Date, and the timelines will be modified to provide that: (i) the discovery cutoff for percipient discovery will not exceed [***] after the preliminary conference, (ii) the discovery cutoff for expert discovery will not exceed [***] after the preliminary conference and (iii) the hearing will commence within [***] after the cutoff for expert discovery. These dates may be extended by the Arbitrator for good cause shown.

(d) The Arbitrator will, within [***] after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator will be authorized to award compensatory damages, but will not be authorized to reform, modify or change this Agreement. The proceedings and decisions of the Arbitrator will be confidential, final and binding on the Parties, and judgment upon the award of the Arbitrator may be entered in any court having jurisdiction thereof. For clarity, neither Party will have any right to appeal the decisions of the Arbitrator, but for avoidance of doubt, the Parties retain the rights to seeks vacatur or challenge confirmation.

(e) Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrator determines that a Party has taken vexatious or bad faith positions, in which event the Arbitrator may make an award of all or any portion of expenses (including legal fees and expenses) incurred as a result thereof.

(f) The Arbitrator will comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof. The Arbitrator will not have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

(g) Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement: (i) the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding; (ii) in the event the arbitration proceeding concerns a potential material breach under Section 12.2 (Termination for Material Breach), the Cure Period will be stayed until the conclusion of the proceedings under this Section 14.6.3 (Binding Arbitration) and (iii) in the event that the subject of the Dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination will be stayed until the conclusion of the proceedings under this Section 14.6.3 (Binding Arbitration). All arbitration proceedings and decisions of the Arbitrator under this Section 14.6.3 (Binding Arbitration) will be deemed Confidential Information of both Parties under Article 9 (Confidentiality).

(h) The arbitration proceedings will take place in New York, New York, in the English language.

(i) Nothing in this Section 14.6.3 (Binding Arbitration) will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(j) In the event of a Dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the Dispute.

14.6.4 Equitable Relief; Cumulative Remedy. Notwithstanding any provision to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. Except as expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

14.7 Relationship of the Parties. Maze and Company are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent or joint venturer of the other Party. Neither Maze nor Company, respectively, will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Maze and Company, respectively, or to bind Maze and Company, respectively, to any contract, agreement or undertaking with any Third Party.

14.8 Fees and Expenses. Except as otherwise specified in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

14.9 Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights (a) of the Maze Indemnitees pursuant to Section 11.1.1 (Indemnification by Company) and Section 11.2 (Procedure) and (b) of the Company Indemnitees pursuant to Section 11.1.2 (Indemnification by Maze) and Section 11.2 (Procedure).

14.10 Entire Agreement. This Agreement, together with the attached Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date; provided that this Agreement will not supersede the terms and provisions of that certain Mutual Confidentiality Agreement, dated January 18, 2024, between Company and Maze, applicable to any period prior to the Effective Date.

14.11 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

14.12 Language; Translations. All communications and notices to be made or given by one Party to the other Party pursuant to this Agreement and any Dispute proceeding related to or arising hereunder, will be in the English language. If any data, information, documentation or other materials required to be delivered by a Party to the other Party under this Agreement are not already in English, then, together with the original form, such Party will provide to the other Party a full certified English translation of such data, information, documentation or other materials at such Party’s cost and expense. Each Party will provide any data, information, documentation or other materials required to be delivered by a Party to the other Party under this Agreement (a) in electronic format over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security or (b) in such other format as is requested by the other Party (including, if so requested, hard copies).

14.13 Interpretation.

14.13.1 Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.13.2 Definitions; Interpretation.

(a) The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(b) Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.

(c) The word “will” will be construed to have the same meaning and effect as the word “shall.”

(d) The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, will be deemed to be followed by the words “without limitation.”

(e) The word “or” will be interpreted to mean “and/or,” unless the context requires otherwise.

(f) The words “hereof,” “herein” and “herewith,” and words of similar import, will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections or Schedules will be construed to refer to Articles, Sections or Schedules of this Agreement; and (ii) reference in any Section to any sub- clauses are references to such sub-clauses of such Section.

(h) Whenever this Agreement refers to a number of days, unless otherwise specified (including through references to Business Days), such number refers to calendar days.

(i) Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following a specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends.

(j) Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act.

(k) The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement.

(l) Provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging).

14.13.3 Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to any Applicable Law herein will be construed as referring to such Applicable Law as from time to time enacted, repealed or amended; and (c) subject to Section 14.4 (Assignment), any reference herein to any Person will be construed to include the Person’s successors and assigns.

14.13.4 Headings. Headings, captions and the table of contents are for convenience only and will not be used in the interpretation or construction of this Agreement.

14.13.5 Prior Drafts. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement.

14.13.6 Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

14.14 Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

Execution Version

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

MAZE THERAPEUTICS, INC.	Shionogi & Co., Ltd.

By: /s/ Jason Coloma	By: /s/ Isao Teshirogi, Ph.D.
Name: Jason Coloma	Name: Isao Teshirogi, Ph.D.
Title: Chief Executive Officer	Title: Representative, Director, President and CEO

Schedule 1.111

Licensed Know-How

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Schedule 1.112

Licensed Materials and Licensed Product

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Schedule 1.113

Licensed Patents

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Schedule 1.140

MZE001

[***]

Schedule 9.7

Form of Press Release

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Schedule 13.2

HSR/Antitrust Filings

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